Exhibit 10.2

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Manufacturing Services Agreement

Manufacturing Services Agreement

February 4th, 2015

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Table of Contents

ARTICLE 1		1

INTERPRETATION		1

1.1	DEFINITIONS	1
1.2	CURRENCY	8
1.3	SECTIONS AND HEADINGS	8
1.4	SINGULAR TERMS	8
1.5	SCHEDULES	8

PATHEON’S MANUFACTURING SERVICES		9

2.1	MANUFACTURING SERVICES	9
2.2	SUBCONTRACTORS	11

ARTICLE 3		12

CLIENT’S OBLIGATIONS		12

3.1	PAYMENT	12
3.2	ACTIVE MATERIALS AND QUALIFICATION OF ADDITIONAL SOURCES OF SUPPLY	12

ARTICLE 4		13

CONVERSION FEES AND COMPONENT COSTS		13

4.1	FIRST YEAR PRICING	13
4.2	PRICE ADJUSTMENTS – SUBSEQUENT YEARS’ PRICING	13
4.3	PRICE ADJUSTMENTS – CURRENT YEAR PRICING	14
4.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES OR REGULATORY AUTHORITY REQUIREMENTS	14
4.5	PRICE ADJUSTMENTS FOR ACTIVE MATERIAL YIELD	15
4.6	MULTI-COUNTRY PACKAGING REQUIREMENTS	16

ARTICLE 5		16

ORDERS, SHIPMENT, INVOICING, PAYMENT		16

5.1	ORDERS AND FORECASTS	16
5.2	RELIANCE BY PATHEON	19
5.3	MINIMUM ORDERS	19
5.4	DELIVERY AND SHIPPING	19
5.5	INVOICES AND PAYMENT	19

- i -

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 6		20

PRODUCT CLAIMS AND RECALLS		20
6.1	PRODUCT CLAIMS	20
6.2	PRODUCT RECALLS AND RETURNS	20
6.3	RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS	21
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS	22
6.5	ADVERSE EVENTS; PRODUCT QUALITY, HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS	22

ARTICLE 7		23

CO-OPERATION		23

7.1	QUARTERLY REVIEW	23
7.2	GOVERNMENTAL AGENCIES	23
7.3	RECORDS AND ACCOUNTING BY PATHEON	23
7.4	INSPECTION	23
7.5	ACCESS	24
7.6	NOTIFICATION OF REGULATORY INSPECTIONS	24
7.7	REPORTS	24
7.8	REGULATORY FILINGS	24

ARTICLE 8		26

TERM AND TERMINATION		26

8.1	INITIAL TERM	26
8.2	TERMINATION FOR CAUSE	26
8.3	PRODUCT DISCONTINUATION	27
8.4	OBLIGATIONS ON TERMINATION	27

ARTICLE 9		28

REPRESENTATIONS, WARRANTIES AND COVENANTS		28

9.1	AUTHORITY	28
9.2	CLIENT WARRANTIES	28
9.3	PATHEON WARRANTIES	29
9.4	DEBARRED PERSONS	29
9.5	PERMITS	30
9.6	NO WARRANTY	30

ARTICLE 10		30

REMEDIES AND INDEMNITIES		30

10.1	CONSEQUENTIAL DAMAGES	30
10.2	LIMITATION OF LIABILITY	30
10.3	PATHEON INDEMNITY	31
10.4	CLIENT INDEMNITY	31
10.5	REASONABLE ALLOCATION OF RISK	32

- ii -

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 11		32

CONFIDENTIALITY		32

11.1	CONFIDENTIAL INFORMATION	32
11.2	USE OF CONFIDENTIAL INFORMATION	33
11.3	EXCLUSIONS	33
11.4	PHOTOGRAPHS AND RECORDINGS	33
11.5	PERMITTED DISCLOSURE	33
11.6	SURVIVAL OF CONFIDENTIALITY OBLIGATIONS	34
11.7	RETURN OF CONFIDENTIAL INFORMATION	34
11.8	REMEDIES	34

ARTICLE 12		34

DISPUTE RESOLUTION		34

12.1	COMMERCIAL DISPUTES	34

ARTICLE 13		35

MISCELLANEOUS		35

13.1	INVENTIONS	35
13.2	INTELLECTUAL PROPERTY	35
13.3	INSURANCE	36
13.4	INDEPENDENT CONTRACTORS	36
13.5	NO WAIVER	36
13.6	ASSIGNMENT	37
13.7	FORCE MAJEURE	37
13.8	ADDITIONAL PRODUCT	37
13.9	NOTICES	37
13.10	SEVERABILITY	38
13.11	ENTIRE AGREEMENT	38
13.12	OTHER TERMS	39
13.13	NO THIRD PARTY BENEFIT OR RIGHT	39
13.14	EXECUTION IN COUNTERPARTS	39
13.15	USE OF CLIENT NAME	39
13.16	TAXES	39
13.17	GOVERNING LAW	40

- iii -

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of February 4, 2015 (the “Effective Date”)

B E T W E E N:

PATHEON UK LIMITED

a corporation existing under the laws of England

(“Patheon”),

- and -

Synageva BioPharma Corp.,

a corporation existing under the laws of Delaware, U.S.A.

(“Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed in Schedule D;

“Active Materials Value” means the value of the Active Materials, as set forth in Schedule D;

“Actual Binding Period Volume” or “ABPV” means the aggregate actual volume of Product ordered by Client during the 100% binding Calendar Quarter(s) or three month period covered by the relevant Forecast;

“Actual Yearly Volume” has the meaning specified in Section 4.2.3;

“Adverse Event” shall mean any untoward medical occurrence in a patient or clinical trial subject administered a human medicinal product irrespective of whether there is a causal relationship with the treatment or not. An Adverse Event can therefore be any unfavorable and unintended sign (e.g. abnormal laboratory finding), symptom, or disease temporally associated with the use of the medicinal product in humans, whether or not considered related to the Product;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of an entity or the power to otherwise direct the management and policies of an entity on a day to day basis;

“Agreement” has the meaning provided in the introductory paragraph;

“Annual Limit” has the meaning provided in Section 5.1(h);

“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Report” means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

“Annual Volume” means the minimum volume of Product set forth in Schedule B to be purchased by Client in any Year of this Agreement that starts on or after January 1, 2017;

“Applicable Laws” means (i) for Patheon, cGMP, the Laws of the jurisdiction where the Manufacturing Site is located and the Laws of any other jurisdiction where the Manufacturing Services occur (including any Manufacturing Services provided by Subcontractors or other third parties engaged by Patheon) and the applicable guidance of each relevant Authority; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement, including the applicable guidance of each relevant Authority;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Batch” means a specific quantity of Product comprising a number of Units mutually agreed upon by Client and Patheon and that is intended to have uniform character and quality within specified limits and which is produced by Patheon according to a single manufacturing order during the same cycle of manufacture;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“Bi-Annual Forecast” has the meaning specified in Section 5.1(e);

“Binding Forecast Volume” or “BFV” means the volume of Product for which Client provides Patheon a 100% binding commitment to order during the applicable Calendar Quarters(s) or three month period covered by the relevant Forecast;

“Breach Notice” has the meaning specified in Section 8.2(a);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Ferentino (FR), Italy, in Swindon, Wiltshire, England, or in Massachusetts, USA;

“Calendar Quarter” shall mean each 3 month period commencing the first day of January, April, July and October of each Year during the Term;

“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under this Agreement;

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations;

(b)	EC Directive 2003/94/EC; and

(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client” has the meaning provided in the introductory paragraph;

“Client Intellectual Property” means Intellectual Property generated or derived by (a) Client before or after entering into this Agreement, or (b) by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon which Intellectual Property is specific to, or dependent upon Client’s Active Material or Product or Confidential Information;

“Client Property” has the meaning specified in Section 8.4(d);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client;

“CMC” has the meaning specified in Section 7.8(c);

“Commercially Reasonable Efforts” shall mean, with respect to Patheon’s efforts to supply volumes of Product in excess of the Annual Limits or volumes set forth in Binding Forecast Volumes or binding volumes for the first year under any Bi-Annual Forecast under Section 5.1(h), that Patheon shall, at the request of Client, supply the additional volumes of Product as requested by Client only if, and to the extent that, at the time of Client’s request, Patheon believes, acting

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

reasonably and in good faith, that it has the relevant available capacity at the Manufacturing Sites to meet such additional Product requirements without prejudice to its contractual and/or commercial relationship vis-à-vis other clients;

“Component Cost” has the meaning specified in Section 4.1;

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products, as well as disposable materials, e.g. tubing, bags, filters) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

“Confidential Information” has the meaning specified in Section 11.1;

“Conversion Price” has the meaning specified in Section 4.1;

“Credit Worthy” means a legal or natural person that (i) is, and will be after giving effect to the relevant assignment will be, solvent and (ii) is not subject at the time of such assignment to any order, decree or petition providing for the winding-up or liquidation of such person, the appointment of a receiver over the whole or part of the assets of such person or the bankruptcy or administration of such person. For the purposes of this definition, “solvent” means with respect to such legal or natural person as on any date of determination, that as of such date, (i) the value of the assets of such person is greater than the total amount of actual liabilities of such person and (ii) such person is able to pay all liabilities of such person as such liabilities mature;

“C-TPAT” has the meaning specified in Section 2.1(h);

“Deficiencies” has the meaning specified in Section 7.8(d);

“Deficiency Notice” has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(f);

“Disclosing Party” has the meaning specified in Section 11.1;

“Effective Date” has the meaning specified in the introductory paragraph;

“EMA” means the European Medicines Agency;

“FDA” means the United States Food and Drug Administration;

“Firm Orders” have the meaning specified in Section 5.1(f);

“Force Majeure Event” has the meaning specified in Section 13.7;

“Forecast” has the meaning specified in Section 5.1(e);

“Forecasted Yearly Volume” or “FYV” has the meaning specified in Section 4.2.3;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“GST” has the meaning specified in Section 13.16(a)(ii);

“Health Canada” means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Importer of Record” has the meaning specified in Section 3.2(a);

“Index” has the meaning specified in Section 4.2(a);

“Initial Annual Limit” has the meaning specified in Section 5.1(h);

“Initial Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how, whether or not patentable, copyrightable or trademarkable;

“Invention” means any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable or trademarkable;

“Inventory” means all inventories of work-in-process of the Product produced or held by Patheon pursuant to a Firm Order for the manufacture of the Products but, for greater certainty, does not include the Active Materials or the Components;

“Late Delivery Credit” shall have the meaning specified in Section 5.1(k);

“Laws” means all laws, statutes, directives, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, labeling, packaging, and related services, as set forth in this Agreement, required to manufacture Product or Products using the Active Materials and Components;

“Manufacturing Site” means the facility owned and operated by Patheon’s Subcontractor (as defined below), located at 2° Trax Via Morolense 5 03013 Ferentino (FR), Italy, where the Manufacturing Services will be performed;

“Media Fill Failure” has the meaning specified in Section 6.1(a);

“Minimum Order Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B;

“Monthly Forecast” has the meaning specified in Section 5.1(d);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon” has the meaning specified in the introductory paragraph;

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical development or commercial manufacturing services for third parties (and not, for clarity, for itself), in each case of the same type as those provided by Patheon pursuant to this Agreement;

“Patheon Factor” means failure of the Product to conform with the Specifications, the Quality Agreement, cGMPs this Agreement or Applicable Law that arises from any of the factors set forth in Schedule F;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon, in each case which is not Client Intellectual Property;

“Price” means the price measured in the currency applicable to the country in which the Manufacturing Site is located to be charged by Patheon for performing the Manufacturing Services, and is comprised of the Component Cost as set forth in Schedule B, the Conversion Price as set forth in Schedule B, and annual stability testing costs as set forth in Schedule C;

“Product(s)” means the product(s) listed in Schedule A;

“Quality Agreement” means the agreement between the parties that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client that the parties will endeavor to finalize and execute in good faith within 21 days of the Effective Date and, in any event, prior to the commencement of the Manufacturing Services; a copy of the signed Quality Agreement shall be attached hereto as Schedule E;

“Quarterly Forecast” has the meaning specified in Section 5.1(b);

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Authority” means any federal, state, local or international regulatory agency, department, bureau or other governmental entity which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, clinical trial use, processing, packaging, use, storage, testing, sale or distribution (including transport, import and export) of Product, including without limitation, the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;

“Remediation Period” has the meaning specified in Section 8.2(a);

“Renewal Term” has the meaning specified in Section 8.1;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners, professional advisors, or representatives;

“Safety Information” shall mean all information relating to known or potential risk to humans obtained or otherwise received from any source, including information derived from clinical investigations, commercial marketing experience, post-authorization, post-authorization epidemiological/surveillance studies, reports in the scientific literature, unpublished scientific papers, animal or in vitro studies, electronic communications and reports. Safety Information may include Adverse Events, lack of efficacy, suspected transmission of infectious agents, overdose, abuse, misuse, medication errors, pregnancy/breastfeeding exposure and off-label use;

“Specifications” means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information for each Product including material safety data sheets; and

(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Subcontractor” has the meaning specified in Section 2.2;

“Subsequent Annual Limit” has the meaning specified in Section 5.1(h);

“Target Yield” has the meaning specified in Section 4.5;

“Tax” or “Taxes” have the meaning specified in Section 13.6(a);

“Term” has the meaning specified in Section 8.1;

“Territory” means the entire world where Products manufactured by Patheon will be distributed by Client;

“Third Party Rights” means the Intellectual Property of any third party other than an Affiliate of a party hereto;

“Transition Forecast” has the meaning specified in Section 5.1(c);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

“Unit” means an individually packaged dose of Product, including by way of example only, a vial, as specified in the Specifications;

“VAT” has the meaning specified in Section 13.16(d);

“Year” means the period from the Effective Date up to and including December 31, 2015 and thereafter will mean a calendar year;

and

“Zero Forecast Period” has the meaning specified in Section 5.1(j).

1.2	Currency.

Unless otherwise stated in this Agreement all monetary amounts to be paid by either party pursuant hereto are to be invoiced and paid in the currency applicable to the country in which the Manufacturing Site is located, provided that such currency shall be either U.S. Dollars or Euros unless the payer otherwise agrees in writing.

1.3	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular part, Section or Schedule of this Agreement.

1.4	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A		Product List and Specifications
Schedule B		Minimum Order Quantity, Annual Volume and Price
Schedule C		Annual Stability Testing [and Validation Activities][if applicable]
Schedule D		Active Materials
Schedule E		Executed Quality agreement
Schedule F	-	List of Patheon Factors

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

PATHEON’S MANUFACTURING SERVICES

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services for the Territory for the Prices specified in Schedules B and C. Schedule B sets forth a list of cost items that are included or not included in the Price for Products; all cost items that are not included in the Price are subject to additional fees agreed in advance by Client to be paid by the Client if Client requests in writing that Patheon perform such non-included cost items. Patheon may amend the fees set out in Schedules B and C as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client provided, however that party bearing the cost of any such change will be as discussed by the parties in good faith and must be agreed in advance before Patheon may make any such change. In performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Products in accordance with the Specifications, the Quality Agreement, Applicable Law (including cGMP) and this Agreement.

(b)	Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Each time Patheon ships Products to Client, it will give Client a certificate of analysis and certificate of compliance including a statement that the Batch has been manufactured and tested in accordance with Specifications, the Quality Agreement and Applicable Law (including cGMPs) and this Agreement. Client will have sole responsibility for the release of Products to the market provided however that Client shall be entitled to rely upon Patheon’s certificate of analysis and certificate of compliance. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information and any other information pertaining to the Manufacturing Services contained in those batch documents is Client property and shall be made available to Client upon request and as additionally agreed upon by the parties in the Quality Agreement, the Specifications or any other related documentation.

(c)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon’s expense and as required by the Specifications.

(d)	Stability Testing. If Client elects in writing for Patheon to perform stability testing on the Product during the Term of the Agreement, Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation in accordance with Section 6.3. Patheon will give Client all stability test data and results at Client’s request.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(e)	Packaging and Artwork. At Client’s election (if requested in writing by Client), Patheon will package the Products as set out in the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications, the Quality Agreement and as required by cGMPs and any other Applicable Laws. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products, to the extent required by Applicable Laws. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least 120 days prior to the Delivery Date of Product for which new or modified artwork is required (unless a sooner date is required for compliance with Applicable Laws), Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications. For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product, except to the extent such requirements are embodied in the Specifications or the Quality Agreement and Patheon has failed to comply therewith.

(f)

Active Materials and Client-Supplied Components. At least [**] before the scheduled production date (provided Client has received adequate advance notice of such date), Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), [**], with any VAT paid by Client, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If Client becomes aware of any potential delay in the delivery of the Active Materials or/and any Client-Supplied Components, it shall promptly notify Patheon of such potential delay and the parties shall jointly evaluate the impact, if any, of such delay on the scheduled production date. If Patheon has provided Client adequate advance notice of the scheduled production date, the Active Materials and/or Client-Supplied Components are not received [**] before the scheduled production date and the parties are [**]. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and the Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. Client shall retain title to all Active Materials and Client-Supplied Components. Unless so authorized by (a) Client; (b) a court appointed administrator, receiver or other insolvency specialist; or (c) otherwise under a judicial proceeding or a court decision, Patheon shall not at any time sell or offer for sale, assign, mortgage, lease or allow any lien or other security interest to be created upon, or permit any seizure or confiscation of, the Active Materials or the Client Supplied Components while in Patheon’s possession. Patheon will not use the Active Materials or Client-Supplied Components except to perform the Manufacturing Services. Patheon represents, warrants and covenants that, unless otherwise agreed in writing by Client, it will (i) store the Active Materials and Client Supplied Components only at the Manufacturing Site, and (ii) without prejudice to the provisions under Section 8.4(d), store and maintain the Active Materials and Client Supplied Components at its cost and expense only in the quantity necessary during the performance of the Manufacturing Services pursuant to Section 5.2(a), in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

accordance with Applicable Laws (including cGMP), the Specifications, the Quality Agreement and this Agreement, as well as Client’s reasonable prior written instructions. Each Calendar Quarter, Patheon will provide Client with a quarterly Active Materials inventory report.

(g)	Validation Activities (if applicable). Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products. The fees for these services, if any, are not included in the Price and will be set out separately in Schedule C.

(h)	C-TPAT. Patheon acknowledges that Client is participating in the Customs Trade Partnership Against Terrorism program (“C-TPAT”) with the United States Bureau of Customs and Border Protection, the requirements for which are more fully described at http://www.cbp.gov/border-security/ports-entry/cargo-security/c-tpat-customs-trade-partnership-against-terrorism. Prior to making any shipment, Patheon (i) shall develop and implement security procedures that complement and support Client’s participation in the C-TPAT in all material respects, as previously requested in writing by Client, provided that the requested security procedures do not conflict with Patheon’s Code of Business Conduct (http://www.Patheon.com), and (ii) shall allow Client to conduct such inspections and audits, as long as such inspections and audits are necessary to ensure compliance herewith and without prejudice to Section 7.4 and Section 7.5. Any changes to Patheon’s procedures that are recommended by Client will require mutual agreement of both parties prior to implementation. Patheon acknowledges that Client has provided Patheon with a copy of Client’s minimum security requirements developed in connection with the C-TPAT.

(i)	Additional Services. If Client requests services other than those expressly set forth herein (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties or an amendment to this Agreement. The terms and conditions of this Agreement will apply to these services.

2.2	Subcontractors

Client hereby agrees that Patheon may subcontract to its Affiliate, Patheon Italia S.p.A. (“Subcontractor”), any Manufacturing Services under this Agreement. In such case Client will have a right of access to the Subcontractor’s Manufacturing Site for auditing purposes, in accordance with the terms and conditions set out in Section 7. The subcontracting of any Services hereunder to the Subcontractor by Patheon shall not relieve Patheon of, and Patheon shall remain solely liable for, its obligations under this Agreement and Patheon shall remain fully liable for the performance of any obligations hereunder by the Subcontractor and for such Subcontractor’s compliance with the terms of this Agreement, the Specifications, Applicable Law and the Quality Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1	Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These Prices may be subject to adjustment under other parts of this Agreement.

3.2	Active Materials and Qualification of Additional Sources of Supply.

(a)	Client will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 2.1(f). If applicable, Patheon and the Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client. Unless so authorized by (a) Client; (b) a court appointed administrator, receiver or other insolvency specialist; or (c) otherwise under a judicial proceeding or a court decision, Patheon shall not at any time sell or offer for sale, assign, mortgage, lease or allow any lien or other security interest to be created upon, or permit any seizure or confiscation of, the Active Materials while in Patheon’s possession. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Within 10 Business Days of Patheon’s receipt of any Active Materials, Patheon shall review the accompanying cGMP documentation and incoming identification testing and perform any tests required in the Quality Agreement and the Specifications to confirm the Active Materials conform with the Specifications, the Quality Agreement, Applicable Law (including cGMP) and this Agreement and were received in the quantity indicated in the shipment-related documentation. In the event Patheon notifies Client of non-conformity of any Active Material received by Patheon, Client shall have the right to confirm such findings of non-conformity. Client shall promptly investigate such deficiency and provide Patheon with instructions on how to handle the deficient Active Material.

(b)	If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work at a minimum will include: (i) [**] and (ii) [**].

(c)	Patheon will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source; and Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify a Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1	First Year Pricing.

The Price for the first Year will be listed in Schedules B and C and will be subject to the adjustments set forth in Sections 4.2 and 4.3 and any other adjustments provided elsewhere in this Agreement. The Price is made up of the Conversion Price and the Component Cost. The “Conversion Price” is the price [**] set forth in Schedule B. The “Component Cost” is the [**] as set forth in Schedule B. Both the Conversion Price and the Component Cost are subject to adjustment from time to time as specified in this Agreement.

4.2	Price Adjustments – Subsequent Years’ Pricing.

After the first Year, [**] may adjust the Price [**] as follows:

(a)	Manufacturing and Stability Testing Costs. [**]

(b)	Component Costs. [**] But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, accordingly if any confidential information is contained in such documentation, redacted documentation shall be provided to Client.

(c)	Pricing Basis. Client acknowledges that the Price in any Year [**] specified in Schedule B. [**]. For greater certainty, if Patheon and Client agree that the [**]. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, accordingly if any confidential information is contained in such documentation, redacted documentation shall be provided to Client.

(d)	For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or before November 30 of each Year a revised Schedule B and/or Schedule C, as applicable, to be effective for Product delivered on or after the first day of the next Year. [**].

4.2.1	Payment due to Volume Changes from Forecast Volumes for Sterile Products on Calendar Quarter basis – Effective Date through December 31, 2016.

On the execution of this Agreement and on a Calendar Quarter basis thereafter through October 1, 2016 as described in Sections 5.1(b) and 5.1(c), Client will give to Patheon a Quarterly Forecast as defined in Section 5.1(b) or a Transition Forecast as defined in Section 5.1(c) reflecting the Binding Forecast Volume. For clarity, the volume forecasted for the first 2 Calendar Quarters of any Quarterly Forecast represent the [**]:

Amount due to Patheon = [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.2.2	Payment due to Volume Changes from Forecast Volumes for Sterile Products on a Monthly Basis – January 1, 2017 Onward

Beginning in December 2016, in lieu of the Quarterly Forecast, Client will give to Patheon a Monthly Forecast (as defined in Section 5.1(d)) and the [**]:

[**]

4.2.3	Payment due to Volume Changes from Forecast Volumes for Sterile Products on an Annual Basis– January 1, 2017 Onward

[**] (the “Actual Yearly Volume” or “AYV”) [**] (the “Forecasted Yearly Volume” or “FYV”), [**]:

[**]

[**]

4.3	Price Adjustments – Current Year Pricing.

During any Year, the Prices set out in Schedule B will be adjusted as follows:

Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components (other than Client Supplied Components) being materially greater than normal forecasted increases, then [**]. Changes materially greater than normal forecasted increases will have occurred if: (i) the [**]; or (ii) [**]. If Component Costs have been previously adjusted to reflect [**].

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, documentation evidencing adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers accordingly if any confidential information is contained in such documentation, redacted documentation shall be provided to Client. The revised Price will be effective for any Product ordered pursuant to a Firm Order submitted on or after the first day of the month following Client’s receipt of the revised Schedule B.

4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.

(a) Amendments requested by Patheon. Any amendments to the Manufacturing Services, including but not limited to the Specifications, the Quality Agreement, the Components or the Manufacturing Site requested by Patheon, for reasons other than those provided under Section 4.4(c) below, will only be implemented following the written approval of Client, such approval not to be unreasonably withheld or delayed and shall be implemented at Patheon’s sole cost and expense, unless otherwise agreed by the parties in writing.

(b) Amendments requested by Client. Amendments to the Specifications, or the Quality Agreement requested by Client for reasons other than those provided under Section 4.4(c) will only be implemented following a technical and cost review that Patheon will promptly perform and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(c) Amendments required by Applicable Laws. The cost of changes to the Manufacturing Services required by Applicable Laws will be borne by Patheon if such changes apply to the Product as well as to other products produced by Patheon for itself or third parties. If such changes apply solely to the Product, Client shall be responsible for the increase in direct costs resulting from such changes.

(d) If Client accepts a proposed Price change for such an amendment requested by Client or required by Applicable Laws (to the extent Client is responsible for such Price change pursuant to Section 4.4(c)), the proposed change and the associated scope of work will be implemented at Client’s cost, and the Price change will become effective, only for those orders of Products that are manufactured under the relevant amendments. In addition, Client agrees to purchase, at Patheon’s cost all Inventory used or manufactured under the “old” Specifications or Quality Agreement which is already in process when the changes go into effect, if the Inventory can no longer be converted to Product and delivered under the relevant amendments.

4.5	Price Adjustments for Active Material Yield.

For each Batch, depending on the relevant Batch size and quantity of API therein contained, a minimum number of vials to be obtained (the “Target Yield”) is agreed between the Parties and, in the event that the [**].

Calculation of Target Yield

		[	**]	[	**]	[	**]

a	[**]	[	**]	[	**]	[	**]

b	[**]	[	**]	[	**]	[	**]
c	[**]	[	**]	[	**]	[	**]
d	[**]	[	**]	[	**]	[	**]
e	[**]	[	**]	[	**]	[	**]
f	[**]	[	**]	[	**]	[	**]

g	[**]	[	**]	[	**]	[	**]
h	[**]	[	**]	[	**]	[	**]

[**]

[**]

Target yields and line losses assumptions will be [**] as jointly determined by the Parties

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Calculation of reduced payment (if applicable)

[**]

[**]

[**]

[**]

4.6	Multi-Country Packaging Requirements.

If Client elects for Patheon to perform packaging services during the Term of the Agreement, or if Client at any time decides to have Patheon perform Manufacturing Services for the Product for new countries within the Territory that have specific requirements, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.

(a)	Long Term Forecast. When this Agreement is executed, Client will give Patheon a non-binding [**] forecast of Client’s volume requirements for the Product for each Year during the term of this Agreement (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated once per Year (as of December 1) during the Initial Term. If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast, provided, however, that this clause shall not be interpreted to affect Patheon’s obligation to supply forecasted quantities pursuant to this Section 5.1.

(b)	Rolling [**] Month Quarterly Forecast. Commencing on the Effective Date of this Agreement and [**] calendar days prior to the first day of each Calendar Quarter thereafter up to and including the Calendar Quarter beginning January 1, 2016, Client will provide to Patheon in writing a forecast for the following [**] Calendar Quarters, broken down by month, of Client’s estimated requirements for the Product (each, a “Quarterly Forecast”). The first 2 Calendar Quarters of each Quarterly Forecast shall be [**]. The Quarterly Forecast for the third (Q3) and fourth (Q4) Calendar Quarters shall be [**]. The Quarterly Forecasts for the Calendar Quarters thereafter (i.e. Q5 and Q6) shall [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(c)	Transition from Quarterly Forecast to Monthly Forecast. On or before [**] prior to the Calendar Quarters beginning [**] in lieu of the Quarterly Forecast, Client will provide to Patheon in writing a forecast of Client’s estimated Product requirements for the following [**] month (each, a “Transition Forecast”). The Transition Forecasts will be [**]:

[**]	[	**]	[**]	[**]
[**]	[	**]	[**]	[**]
[**]	[	**]	[**]	[**]
[**]	[	**]	[**]	[**]

(d)	Rolling [**] Month Monthly Forecast. Beginning in [**] Client will issue an updated [**] month rolling forecast that starts on the first day of the next month setting forth [**] (each, a “Monthly Forecast”). [**].

(e)	Rolling Bi-Annual Forecast. Beginning with the [**] (the “Bi-Annual Forecast” and together with the Quarterly Forecasts, the Transition Forecasts and the Monthly Forecasts, the “Forecasts”).

As the second Year under a Bi-Annual Forecast becomes the first Year under the next Bi-Annual Forecast, the [**].

(f)	Firm Orders. Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and for Patheon to manufacture and deliver the agreed quantity of the Products consistent with the quantity set forth for the 100% binding portion of the most recent Forecast, subject to Section 5.1(h). Subject to Section 5.1(g) below, the Delivery Date will be the date specified in the Firm Order, provided such date shall [**] following the date that the Firm Order is submitted for [**] Product and [**] following the date that the Firm Order is submitted for [**] Product. Firm Orders submitted to Patheon will specify Client’s [**] information reasonably requested by Patheon. The quantities of Products ordered in those written orders will be firm and binding on Client and may not be reduced by Client.

(g)	Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within [**] of its receipt of the Firm Order, which acknowledgement will include the scheduled production date. The Delivery Date may be amended by agreement of the parties or as set forth in Section 2.1(f). If Patheon fails to acknowledge receipt of a Firm Order within the [**], the Firm Order will be deemed to have been accepted by Patheon. Patheon shall be obligated to accept a Firm Order submitted by Client in compliance with Section 5.1(f), subject to Section 5.1(h).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(h)	Annual Limit and Obligation to Manufacture Beyond Forecasted Quantity.

(i)	[**] (the “Initial Annual Limit”) [**] (the “Subsequent Annual Limit” and together with the Initial Annual Limit, the “Annual Limit”), [**] Notwithstanding the foregoing, if Client [**].

(ii)	If the actual quantities ordered by Client in a Firm Order exceed the applicable Binding Forecast Volume for that same period, Patheon agrees to provide the Manufacturing Services for up to [**] the forecasted amount subject to the Annual Limit. Patheon agrees to use Commercially Reasonable Efforts to provide the Manufacturing Services for the number of Batches exceeding [**].

(i)	Cancellation of a Firm Order. If Client cancels a Firm Order for any reason not due to Patheon’s negligence (e.g. defects of API or Client-Supplied Components) or due to termination by Client pursuant to Section 8.2(a), Client will [**].

(j)	Zero Volume Forecast. Unless and until the earlier of Client’s receipt of Regulatory Authority approval to market and sell the Product in both the United States and the European Union and January 1, 2017, Client shall not have any limitations on forecasting a zero volume of Product, provided that any Firm Orders that exceed a zero volume must meet or exceed the Minimum Order Quantity. After the earlier of Client’s receipt of approval to market and sell the Product in both the United States and the European Union and January 1, 2017, if Client forecasts zero volume for [**] period during the term of this Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a [**] to Client of Patheon’s intention to terminate this Agreement on a stated day within the Zero Forecast Period. Client thereafter will have [**] either (i) withdraw the zero forecast and re-submit a reasonable volume forecast (which shall be deemed reasonable if within [**] of its prior year’s forecast), or (ii) negotiate other terms and conditions on which this Agreement will remain in effect. Otherwise, Patheon will have the right to terminate this Agreement at the end of the [**] period.

(k)	Late Delivery. If Patheon fails to deliver any portion of a Firm Order within [**] of the Delivery Date and such failure is solely attributable to Patheon and/or its suppliers, contractors or consultants, Client shall be entitled to take a credit to be applied to the Price owed for such undelivered portion of the Products in the amount set forth below (a “Late Delivery Credit”).

Number of Days Late	Late Delivery Credit
[**] after Delivery Date	[**]
[**] after Delivery Date	[**]

For clarity, if the Delivery Date is modified due to a delay in Active Material or Client-Supplied Components pursuant to Section 2.1(f), the Late Delivery Credit shall not apply to the original Delivery Date but shall be applicable to the modified Delivery Date, nor shall Late Delivery Credits apply where the parties agree to an ongoing investigation which delays release.

(l)	Rounding. When applying the percentages specified in Sections 5.1(b), 5.1(c), 5.1(e) and 5.1(h), the parties will round up or down to the nearest whole Batch, as applicable.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

5.2	Reliance by Patheon.

(a) Client understands and acknowledges that Patheon will rely on the Firm Orders and 100% binding portion of the Forecasts submitted under Sections 5.1 (b), 5.1(c), and 5.1(d) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components (other than Client Supplied Components) to satisfy the Manufacturing Services requirements for Products for the 100% binding portion of any Forecast given by Client under Sections 5.1(b), 5.1(c) or 5.1(d) to the extent such purchase is reasonable in light of Patheon’s existing inventory of such Components. Patheon may make other purchases of Components (other than Client Supplied Components) to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.

(b) Client will [**], provided that Patheon has placed open purchase orders for such Components that may not be cancelled and such Components are not used in products manufactured by Patheon for itself or any third party (collectively, “Obsolete Stock”). [**]

(c) If Client fails to take possession or arrange for the destruction of finished Product in the case of the delivery of conforming finished Product not accepted by Client within one month of manufacture and release, Client will pay Patheon [**].

5.3	Minimum Orders.

Client may only order Manufacturing Services for batches of Products in multiples of the Minimum Order Quantities as set out in Schedule B.

5.4	Delivery and Shipping.

The Product will be delivered to Client after it has been manufactured and released to the Client by Patheon. Delivery of Products will be made [**]. Risk of loss or of damage to Products will remain [**]. Products will be transported in accordance with the Specifications.

5.5	Invoices and Payment.

Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing. Invoices will be issued when the Product is manufactured and released by Patheon to the Client in accordance with the requirements of this Agreement, the Specifications, Applicable Laws and the Quality Agreement. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices [**] of the date thereof. If any portion of an invoice is disputed, the Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a) Product Claims. Client has the right to reject any portion of any shipment of Products that does not conform to the Specifications, this Agreement, the Quality Agreement, cGMPs, or Applicable Laws or if there has been a media fill failure at the Manufacturing Site with either an assignable cause affecting the sterility assurance of a Batch or a lack of assignable cause resulting in a lack of sterility assurance of the Batch (“Media Fill Failure”), in each case without invalidating any remainder of the shipment. Client will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that do not conform to the Specifications, this Agreement, the Quality Agreement, cGMPs, or Applicable Laws within [**] after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, [**] after discovery by Client or with respect to a Media Fill Failure, [**] after being notified thereof by Patheon, as applicable, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable [**] period, then the delivery will be deemed to have been accepted by Client on the [**] after delivery or discovery, as applicable. Patheon will have no liability for any non-conforming Product for which it has not received notice within the applicable [**] period. Responsibility for non-conforming Product shall be in accordance with Section 6.3 below.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have [**] to investigate Client’s claims reflected in the Deficiency Notice and advise Client by notice in writing that it disagrees in good faith with the contents of the Deficiency Notice and the reasons therefor. If Client and Patheon fail to agree [**] after Patheon’s notice to Client as to the existence or cause of the non-conformity, then the parties will mutually select an independent laboratory to evaluate if the Products conform to the Specifications, this Agreement, the Quality Agreement, cGMPs, or Applicable Laws and the cause of the non-conformity. This evaluation will be binding on the parties. The cost of the evaluation will be borne by the party responsible for the cost of the non-conforming Product pursuant to Section 6.3 below or, in the case the Product is deemed to be conforming, by Client.

(c) Shortages and Price Disputes. Claims for shortages in the Units of Products shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties, provided, however, that Client’s good faith claims for shortages ascertained by the carrier upon delivery to such carrier by Patheon pursuant to Section 5.4 shall be determinative as to the existence of a shortage.

6.2	Product Recalls and Returns.

(a) Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

any, will be made and implemented by Client. “Recall” will mean any action (i) by or at the request of Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Products. Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

(b) Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, any Regulatory Authority threatens to prohibit the delivery or use of any Product or any other regulatory reportable event occurs, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter or its equivalent is required relating the restrictions on the use of any Product, Patheon will notify Client (to the extent it is the party that becomes first aware of such event) and, in any case, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(c) Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Responsibility for Defective and Recalled Products.

(a) Defective Product – Client Responsibility. If the parties mutually agree (or in the absence of mutual agreement, a third party laboratory determines pursuant to Section 6.1(b)) that Product fails to conform to the Specifications, this Agreement, the Quality Agreement, cGMPs or Applicable Law and the non-conformity arose other than from a Patheon Factor and Client’s rejection of the Product did not result from a Media Fill Failure, Client shall be responsible for [**].

(b) Defective Product – Patheon Responsibility. If Client rejects Product pursuant to Section 6.1 due to a Media Fill Failure or the parties mutually agree (or in the absence of mutual agreement, a third party laboratory determines pursuant to Section 6.1(b)) that Product fails to conform to the Specifications, this Agreement, the Quality Agreement, cGMPs or Applicable Law and such non-conformity arose from a Patheon Factor, Patheon shall be responsible as follows:

If Client previously paid for the non-conforming Product:	[**]: [**] [**]

If Client has not yet paid for the non-conforming Product:	[**] [**]

Further, if, and provided that, the non-conformity or Media Fill Failure arose from a Patheon Factor due to Patheon’s negligence, gross negligence or willful misconduct, at Client’s election, Patheon will either [**].

(c) Recalled Product. If a Recall or return results from a Media Fill Failure or the Products’ non-conformity with the Specifications, the Quality Agreement, this Agreement, cGMPs, or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Applicable Laws and such non-conformity arose from a Patheon Factor, Patheon will be responsible for (i) the [**] (ii) the [**]. In addition, upon Client’s request, Patheon will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products subject to payment therefore under Section 3.1. Patheon’s liability under Sections 6.3(c)(i) and (iii) shall not exceed the limitations set forth in Article10.

(d) For clarity, this Section 6.3 shall apply to all non-conforming Product and therefore if the remedies provided in this Section 6.3 result in further non-conforming Product, these sections shall continue to apply.

(e) Except as set forth in Article 6, in Section 5.1(k) and except for the indemnification obligations of Patheon set forth in Art. 10, Patheon will not be liable to Client nor have any responsibility to Client for any non-conformity of any Product manufactured by it.

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so, which authorization shall not be unreasonably withheld. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

6.5	Adverse Events; Product Quality, Healthcare Provider or Patient Questions and Complaints.

(a) In case Patheon receives or otherwise becomes aware of an Adverse Events complaint, all Adverse Events and Safety Information must be reported to Client within 24 hours (a) by email at Pharmacovigilance@synageva.com or (b) by fax at +1 781 240 8169 or +1 800 880 4785 (from within the US). In case Patheon receives a complaint regarding Products which requires any investigations or tests, Patheon will notify Client 1 Business Day of receipt of such complaint. Client will have the sole responsibility for responding to questions and complaints from its customers but Patheon shall cooperate with Client in connection with any complaint regardless of the source.

(b) Except as set forth in Section 6.5(a), questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. More specifically, Patheon shall be responsible for investigating all complaints directly associated with the Manufacturing Services. This assistance will include follow-up investigations, including testing as deemed necessary to the investigation and reporting results of the investigation and any conclusions to Client. In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Subject to the limitations set forth in Art. 10, unless it is determined that the cause of the complaint resulted from one or more of the factors described in Section 6.3(b) above, all reasonable costs incurred under this Section 6.5 will be borne by Client.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7

CO-OPERATION

7.1	Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products and in the case of Patheon, if in the opinion of Patheon’s legal counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation, provided, however, that in the case of Patheon, Patheon must first give reasonable prior written notice to Client of the basis and contents of the proposed communication. Unless, in the reasonable opinion of its legal counsel, there is a legal prohibition against doing so, Patheon will permit Client to accompany and take part in any communications with the agency, and to promptly receive copies of all communications from the agency. To the extent the communication relates directly to the Product, Client shall have the final decision about the content of all such communications as it pertains to the Product.

7.3	Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are required by this Agreement, the Specifications and the Quality Agreement and otherwise as necessary to comply with Applicable Law, as well as to assist with resolving Product complaints and other similar investigations. Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for one year following the date of Product expiry, or longer if required by law, following which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Products. Patheon reserves the right to destroy or return to Client, at Client’s sole option and expense, any document or samples for which the retention period has expired provided Client has at least [**] of receipt of notice from Patheon to inform Patheon of its election. Should Patheon not receive any such written notice from Client within the next following [**], then Patheon can arrange for the said return or destruction at its sole discretion, at Client’s reasonable expense. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client.

7.4	Inspection.

Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

7.5	Access.

In addition to access described in Section 2.1(h) above, Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site and will ensure that Client has reasonable access to any other facilities in which the Products are manufactured, stored, handled, or shipped to permit Client to (a) verify that the Manufacturing Services are being performed in accordance with the Specifications, the Quality Agreement, cGMPs, and Applicable Laws and Patheon’s obligations hereunder and/or (b) have Client personnel on site to oversee Batch production operations. But, with the exception of “for-cause” audits , Client will be limited each Year to one cGMP-type audit, lasting no more than 3 days, and involving no more than 2 auditors (and, for clarity, the parties agree that Batch production oversight does not constitute a cGMP-type audit). The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records, provided that this shall not limit Patheon’s obligation to provide financial documentation to the extent required by, and subject to, other provisions of this Agreement. Client shall have the right to use third party contractors or other agents, to be approved from time to time by Patheon (such approval not to be unreasonably withheld) in connection with such audits who shall be under obligations of confidentiality.

7.6	Notification of Regulatory Inspections.

Patheon will notify Client in writing within [**] of being notified of any inspections by any Regulatory Authority or other governmental agency of the Manufacturing Site. In the event such inspection specifically pertains to or involves the Products, including but not limited to a pre-approval inspection of a governmental agency required in connection with Client’s marketing application for the Products, Patheon will allow Client and those of its Representatives approved by Patheon (such approval not to be unreasonably withheld or delayed) under obligations of confidentiality no less stringent than those contained herein to attend the Manufacturing Site and participate in such parts of the inspection that relate directly to those details of the Product outside of the subject of this Agreement (i.e. the fill finish activities). Patheon will also promptly notify Client in writing of receipt of any form 483’s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products.

7.7	Reports.

Patheon will supply on an annual and Calendar Quarter basis by a date specified by Client not less than [**] in advance all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that is required for the Annual Product Review Report or that Client otherwise reasonably requires in order to complete any filing under any applicable regulatory regime or to respond to questions from Regulatory Authorities in response to such filings, including any Annual Report that Client is required to file with the FDA or other Regulatory Authority. Any additional report requested by Client beyond the scope of cGMPs and customary FDA or other regulatory requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.

7.8	Regulatory Filings.

(a) Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Notwithstanding the foregoing, none of the provisions of this Agreement constitute a requirement for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Client to make any such filings or take any such actions, which shall be in Client’s sole discretion. Nor shall the failure of Client to receive any Regulatory Approval be deemed to constitute a breach of Client’s obligations hereunder, subject to Section 5.1(j). Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of the Product as quickly as reasonably possible.

(b) Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the relevant portions of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data, provided, however, that in the event Patheon has previously reviewed and approved the Patheon-generated data for submission, if Client wants to re-file such data with any Regulatory Authority, it shall previously inform Patheon thereon, but it is not required to re-submit it to Patheon for review even if the data is being submitted to a different source, unless there have been subsequent changes to the Manufacturing Services pursuant to Section 4.4. Patheon requires 10 business days to perform this review, provided that Patheon shall have 5 business days or such other agreed term to perform this review for any submissions under an accelerated assessment, expedited review or for which Client otherwise received less than 60 days to complete its submission, but the parties may agree to a shorter time for the review as reasonably needed.

(c) Verification of CMC. Prior to filing with any Regulatory Agency any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (all such documentation herein referred to as “CMC”) related to any Marketing Authorization, such as a Biologic License Application, Client will give Patheon a copy of the relevant sections of the CMC; provided, however, that once Patheon has reviewed the first CMC, Client shall previously inform Patheon thereon, but it is not required to provide Patheon the opportunity for prior review for any subsequent filings, whether to the same or to a different Regulatory Authority, provided that the disclosure in such subsequent filing(s) regarding the work that Patheon has and will perform under this Agreement is substantially to the same as the initial disclosure and there have not been changes to the Manufacturing Services pursuant to Section 4.4. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Patheon requires [**] to perform this review, provided that Patheon shall have [**] to perform this review for any submissions under an accelerated assessment, expedited review or for which Client otherwise received less than [**] to complete its submission, but the parties may agree to a [**]. Client will give Patheon copies of all relevant CMC sections contained in FDA filings at the time of submission which contain CMC information regarding the Product.

(d) Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.

(e) Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority. The Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and the fees associated therewith.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2019 (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically renew after the Initial Term for successive terms of 2 Years each, unless either party gives written notice to the other party of its intention to terminate this Agreement at least 2 Years prior to the end of the then current term (each, a “Renewal Term” and collectively with the Initial Term and any other Renewal Term, the “Term”).

8.2	Termination for Cause.

(a) Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement [**] following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of [**] following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice. The non-breaching party may provide that the effective date of the termination will be at a later date ([**]), during which period Patheon will continue to perform the Manufacturing Services hereunder until the effective date of termination.

(b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c) Client may terminate this Agreement upon [**] prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client must still fulfill all of its obligations under Section 8.4 below and under any Capital Equipment Agreement regarding the Product.

(d) Patheon may terminate this Agreement upon six months’ prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement to an assignee that is: (i) not Credit Worthy; or (ii) is a Patheon Competitor. Patheon may exercise this right within [**] of written notice from Client of such assignment, otherwise such right will be deemed waived.

(e) Client may terminate this Agreement after providing at least [**] prior written notice to Patheon, if it is determined hereunder that Patheon has produced at least [**] Batches which are determined to be non-conforming, rejected due to a Media Fill Failure or a Patheon Factor and/or subject to a Recall pursuant to Article 6 within [**]. Client may exercise this right within [**] of determination of the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

triggering event for the sixth Batch, otherwise such right will be deemed waived. In such case, Client may provide that the effective date of the termination will be at a later date (not to exceed 24 months from the notice date) during which period Patheon will continue to perform the Manufacturing Services hereunder until the effective date of the termination.

(f) Client may terminate this Agreement at any time after providing at least [**] prior written notice to Patheon in the event that any of the following events occur: (a) Product is withdrawn from the market in either Europe or the United States; or (b) Client is unable to produce Active Material meeting the relevant specifications for a period of [**].

8.3	Product Discontinuation.

Client will give at least [**] advance notice if it intends to no longer order Manufacturing Services for a Product due to this Product’s discontinuance in the market.

8.4	Obligations on Termination.

If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)	Client will take delivery of and pay for all undelivered conforming Products that are manufactured and/or packaged under a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)	other than a termination by Client pursuant to Sections 8.2(a), Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2, to the extent that Patheon’s open purchase orders with its suppliers for such Components cannot be cancelled provided that Patheon deliver any such Components to Client and shall not use any such Components for itself or any third party;

(c)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and

(d)	Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), [**], all unused Active Material, Client-Supplied Components, and Components for which Client is obligated to reimburse Patheon pursuant to Section 5.2, undelivered Product, chattels, equipment or other moveable property owned by Client, related to this Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within [**] following the completion, termination, or expiration of this Agreement, [**] unless otherwise approved in writing by Client.

Except as set forth in Sections 8.4(a) and 8.4(b) above, any termination or expiration of this Agreement will not affect any outstanding obligations or payments due prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or any related Capital Equipment Agreement. For greater certainty, termination of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 6, 10 and 11 and Sections 3.2(a), 5.4, 5.5, 7.3, 8.4, 13.1, 13.2, 13.3, 13.9, 13.15, 13.16, 13.17 and 13.18, all of which survive any termination.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

8.5 Technology Transfer Assistance. In the event of expiration or termination of this Agreement, if requested by Client, Patheon will promptly provide Client with technology transfer assistance in order to enable Client to successfully manufacture Product or have Product manufactured. Client and Patheon will use good faith efforts to agree upon a plan and schedule for such transfer. Client will be responsible for the costs and expenses associated with such transfer.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.

(i)	the Specifications for each of the Products are its or its Affiliate’s property and that Client may lawfully disclose the Specifications to Patheon;

(ii)	any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate’s unencumbered property or is licensed to Client for such use, (B) may be lawfully used as directed by Client, and (C) to Client’s knowledge, does not infringe and will not infringe any Third Party Rights;

(iii)	to Client’s knowledge, the performance of the Manufacturing Services by Patheon under this Agreement or the use or other disposition of the Product by Patheon as may be required to perform its obligations under this Agreement, in each case other than with respect to use of Patheon Intellectual Property, does not and will not infringe any Third Party Rights; and

(iv)	to Client’s knowledge, there are no actions or other legal proceedings, concerning the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Products, if labelled and manufactured in accordance with the Specifications, this Agreement, the Quality Agreement and in compliance with applicable cGMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Client receives regulatory approval to market the Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(ii)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws (provided that in the event of a change in cGMPs and Applicable Laws, Client shall have a reasonable period of time within which to update the Specifications in accordance with this Agreement, during which period failure to meet this representation and warranty shall not constitute a breach of this Agreement);

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, the Quality Agreement, cGMPs, and Applicable Laws and all other requirements of this Agreement;

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Right;

(c)	any other production activities by Patheon pursuant to this Agreement that are not unique to the Product and that do not require any use of Client Intellectual Property may lawfully be used by Patheon and do not infringe and will not infringe any Third Party Right;

(d)	the Components (other than Client-Supplied Components) used in the Product shall be delivered free and clear of any liens or encumbrances; and

(e)	all Products shall, at the time of Patheon’s release, be manufactured by Patheon in accordance with the Specifications, this Agreement, the Quality Agreement and Applicable Laws (including cGMPs) and, unless any such adulteration or misbranding is due to Specifications and/or other instructions provided by Client, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (United States).

9.4	Debarred Persons.

Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States). Patheon represents, warrants and covenants that it has never been, is not currently and during the term of this Agreement will not be debarred or suspended under 21 U.S.C. §335(a) or (b).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

9.5	Permits.

As between Patheon and Client, Client will be solely responsible for obtaining or maintaining, on a timely basis (but at its sole discretion), any permits or other regulatory approvals for the commercial sale of the Products, including, without limitation, all marketing and post-marketing approvals.

Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.6	No Warranty.

NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON AND CLIENT GIVE NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, breach of statutory duty, or otherwise for (i) any direct or indirect loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a) Active Materials. Under no circumstances will Patheon be responsible for any loss or damage to the Active Materials, unless the loss of any Active Materials occurred through the negligence, gross negligence or willful default or misconduct of Patheon. But in no case [**].

(b) Maximum Liability. Except with respect to Section 10.3, Article 11, Patheon’s obligation to remake or repay the cost of a Batch pursuant to Sections 6.3(b) or (c), or any infringement of Third Party Rights by Patheon or its Subcontractor, Patheon’s maximum liability to Client under this Agreement for any reason whatsoever, including, without limitation, any liability resulting from Section 10.2(a) and any and all breaches of its representations, warranties, or any other obligations under this Agreement will [**].

(c) Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement shall act to exclude or limit either party’s liability for personal injury, death caused by the negligence or fraudulent misrepresentation of such party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

10.3	Patheon Indemnity.

(a) Patheon agrees to defend, hold harmless and indemnify Client, its Affiliates and its and their officers, directors, employees, and agents against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to (i) any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, the Quality Agreement, this Agreement, cGMPs and Applicable Laws, (ii) Patheon’s breach of Sections 9.3(b), 9.3(c), 9.3(d), 9.3(e), 9.4, 9.5 or 13.2(b) or Article 11, or (iii) Patheon’s breach of any of its obligations under this Agreement if such breach occurred because of the gross negligence or willful misconduct of Patheon, or (iv ) Patheon Intellectual Property or any other production activities by Patheon that are not unique to the Product or that do not require the use of Client Intellectual Property that violate or allegedly violate Third Party Rights, in each case, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates or the other bases for indemnification by Client pursuant to Section 10.4.

(b) If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense. Patheon shall not enter into any settlement agreement with any third party without the prior written consent of Client, which consent will not be unreasonably withheld or delayed, provided such settlement: (i) includes an unconditional release of Client from all liability arising out of such claim; (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Client; and (iii) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of Client. The failure to deliver notice to Patheon within a reasonable time after the commencement of any action, to the extent prejudicial to its ability to defend such action, will relieve Patheon of its obligations under this Section 10.3, but the failure to deliver notice to Patheon will not relieve Patheon of any obligation that it may have thereunder otherwise than as stated in this sentence.

10.4	Client Indemnity.

(a) Client agrees to defend, hold harmless and indemnify Patheon, its Affiliates, their officers, employees, and agents against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Subcontractor and Affiliates) resulting from, or relating to (i) any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, except to the extent arising from (a) Patheon Intellectual Property or (b) any other production activities by Patheon that are not unique to the Product and do not require the use of Client Intellectual Property, or (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of a material breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein or (iii) the safety of any Product when used in accordance with its labeling, except in each case to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents or the other bases for indemnification by Patheon pursuant to Section 10.3.

(b) If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense. Client shall not enter into any settlement agreement with any third party without the prior written consent of Patheon, which consent will not be unreasonably withheld or delayed,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

provided such settlement: (i) includes an unconditional release of Patheon from all liability arising out of such claim;(ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Patheon; and (iii) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of Patheon. The failure to deliver notice to Client within a reasonable time after the commencement of any action, to the extent prejudicial to its ability to defend such action, will relieve Client of its obligations under this Section 10.4, but the failure to deliver notice to Client will not relieve Client of any obligation that it may have thereunder otherwise than as stated in this sentence.

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

10.6 Mitigation of Loss and Damages. Notwithstanding anything to the contrary in this Agreement, either Party shall be obligated to use reasonable commercial efforts to mitigate the costs, expenses, damages, losses and other forms of financial liability of the other Party pursuant to this Agreement.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party’s Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information.

For the purposes of this ARTICLE 11, a party receiving Confidential Information under this Agreement is a “Recipient,” and a party disclosing Confidential Information under this Agreement is the “Disclosing Party.”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality will not apply to the extent that the information:

(a) is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b) is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;

(c) is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

(d) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or

(e) is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by legal counsel, in response to a

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

valid order of a court of competent jurisdiction or other governmental body or as required by applicable law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed so as to preclude Client’s disclosure of Patheon’s Confidential Information to the competent public authorities as may be reasonably necessary to secure from any Regulatory Authority or other governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

11.6	Survival of Confidentiality Obligations.

All obligations of confidentiality and non-use imposed under this agreement shall expire ten (10) years after the expiration or earlier termination of this agreement.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Agreement and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Agreement but will be in addition to any and all other remedies available at law or in equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b)), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within [**] from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the [**] period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a) For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license solely to Client’s Intellectual Property that is necessary for Patheon’s performance of the Manufacturing Services provided said license is limited solely to uses by Patheon in order to fulfill its obligations under this Agreement and not for use to manufacture product or provide any other service to itself or any third party.

(b) All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, or sale of Client’s Product that is the subject of the Manufacturing Services, will be the exclusive property of Client. Patheon shall execute and deliver any documents of assignment or conveyance that may be reasonably requested by Client, to effectuate the ownership rights of Client in such Intellectual Property.

(c) All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used or developed by Patheon in performing the Manufacturing Services to enable Client to manufacture, distribute and sell the Product(s) manufactured by Patheon under this Agreement.

(d) Subject to Section 13.1(f), each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e) Patheon will give Client written notice, as promptly as practicable, of all Inventions conceived by Patheon during the performance of the Manufacturing Services and improvements or other modifications thereto.

(f) Client shall have the worldwide right to control the preparation, prosecution and maintenance of patents covering Client Intellectual Property. Patheon shall have the worldwide right to control the preparation, prosecution and maintenance of patents covering the Patheon Intellectual Property. Each Party agrees to cooperate with the other Party, as may be reasonably requested by the other Party and at the other Party’s sole cost, in the preparation and prosecution of patent applications for the other Party’s Intellectual Property.

13.2	Intellectual Property.

(a) Subject to Section 13.1, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Patheon shall execute and deliver any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

documents of assignment or conveyance that may be reasonably requested by Client, to effectuate the ownership rights of Client in any Client Intellectual Property, as applicable. Other than as provided under this Agreement, neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing.

(b) Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

(c) In the event Patheon conceives an invention related to the Active Materials or any Client-Supplied Components in the course of activities that are in breach of Patheon’s obligations under Section 2.1(f), 3.2(a), Article 11 and Section 13.2 (b), Client shall be the sole and exclusive owner of such invention and all intellectual property rights therein, and Patheon shall execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of Client in such invention and related intellectual property rights. For the avoidance of doubt, a material breach includes, but is not limited to, a breach of Sections 2.1(f), 3.2(a) or 13.2(b).

13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) [**] for each occurrence for personal injury or property damage liability; and (ii) [**] in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

13.6	Assignment.

(a)	Patheon may not assign this Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld. Patheon may not arrange for subcontractors to perform specific testing services arising under this Agreement without the written consent of Client. Further it is specifically agreed that, except to the extent explicitly permitted pursuant to Section 2.3, Patheon may not subcontract or delegate any part of the Manufacturing Services under this Agreement to any of its Affiliates or to any third party.

(b)	Client may not assign this Agreement or any of its associated rights or obligations without approval from Patheon, this consent not to be unreasonably withheld. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement.

(c)	Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business to which this Agreement relates, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

13.8	Additional Product.

Additional Products may be added to this Agreement by amendments to this Agreement.

13.9	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:

If to Client:

Synageva BioPharma Corp.

33 Hayden Avenue

Lexington, MA 02421

Attention: General Counsel

Facsimilie No.: +1 781 357 9901

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon Wiltshire SN3 5BZ

England

Attention: Legal Director

Facsimile No: +44 (0) 1793 501081

With a copy to Subcontractor:

Patheon Italia S.p.A.

2° Trax Via Morolense, 5

03013 Ferentino (FR)

Italy

Attention:	Managing Director
CC:	Legal Counsel
Fax No.:	+39 0392047219

or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.

13.10	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.11	Entire Agreement.

This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Confidentiality Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld.

13.16	Taxes.

(a) The Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) (“Tax” or “Taxes”), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon and

(ii)	any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax (“GST”) and similar taxes.

(b) If the Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, the Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.

(c) Patheon will not collect an otherwise applicable tax if the Client’s purchase is exempt from Patheon’s collection of the tax and a valid tax exemption certificate is furnished by the Client to Patheon.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

(d) If subparagraph 13.16 (a)(ii) does not apply, any payment due under this Agreement for the provision of Services to the Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “VAT”). If any VAT is payable on a Service supplied by Patheon to the Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) the Client. If VAT on the supplies of Patheon is payable by the Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), the Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to the Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by the Client, if the Client is permitted by law to do so.

(e) Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

13.17	Governing Law.

This Agreement will be construed and enforced in accordance with the laws of England and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts for all matters related to this. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.18	Foreign Corrupt Practices Act. Anti-Bribery Laws.

Patheon shall comply with the requirements of all applicable anti-bribery legislation both national and foreign, including but not limited to the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act (collectively, “Anti-Bribery Laws”) and Patheon has not and will not make, promise or offer to make any payment or transfer anything of value (directly or indirectly) to (i) any individual, (ii) corporation, (iii) association, (iv) partnership, or (v) public body, (including but not limited to any officer or employee of any of the foregoing) who, acting in their official capacity or of their own accord, are in a position to influence, secure or retain any business for and/or provide any financial or other advantage to Client by improperly performing a function of a public nature or a business activity with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business. Patheon shall indemnify, defend and hold harmless Client and its Affiliates, and its and their directors, officers, employees and agents, from and against any and all losses resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from any violation of Anti-Bribery Laws, to the extent such losses resulted from Patheon’s failure to comply with Anti-Bribery Laws.

[Signature page to follow]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON UK LIMITED

By:	/s/ Michael J. Lehmann
Name:	Michael J. Lehmann
Title:	President, Global PDS

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Thomas W. Beetham
Name:	Thomas W. Beetham
Title:	Sr. Vice President, General Counsel

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

SBC-102 sterile [**] vials

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority. If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE B

MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE

[**]

[**]

[**]

Product	Batch Size (Litres)	Campaign Length (Batches)	Price Per Batch(Bulk)
				[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]

[**]

[**]

[**]

Costs Not Included in Unit Price Proposed

[**]

Manufacturing Assumptions

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Campaign Assumptions

[**]

Testing Assumptions

[**]

Cleaning Assumptions

[**]

Supply Chain Assumptions

Patheon will procure components for the manufacture of SBC-102 sterile [**] vials from Patheon qualified suppliers. Should Synageva require Patheon to source any components from specified suppliers, then these suppliers will remain under the Quality audit control of Synageva unless an agreement is reached for Patheon to take on this responsibility.

Components will be supplied by Patheon in accordance with the Specifications. Patheon has issued formal Patheon specifications for each component.

Each lot of incoming components will be sampled and tested according to the Specifications.

If different component specifications for primary packaging are required, these will be subjected to a further evaluation and assessment by Patheon and a mutual agreement between the Parties.

It is assumed the BDS would be provided free issue/released to Patheon by Synageva or its qualified supplier, and that the API will only require ID testing.

The BDS used for the manufacture will be GMP grade and from TSE/BSE certified sources.

Patheon will package drug product vials according to the Specifications.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE C

ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Active Material Value	Supplier
SBC102	[**]	Client

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE E

Executed Quality Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE F

List of Patheon Factors

1.	Patheon’s gross negligence or willful misconduct;

2.	Product non-conformity with the Product Specifications for the following:

[**]

3.	Patheon non-adherence to the Quality Agreement applicable to Patheon;

4.	Patheon non-adherence to cGMPs; and/or

5.	Patheon non-adherence with Applicable Law.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

QUALITY AGREEMENT

Commercial Product

Among

SYNAGEVA BIOPHARMA CORP.

33 Hayden Ave.

Lexington, MA 02421

a corporation existing under the laws of the State of Delaware

(hereinafter referred to as the “Synageva”)

-and-

PATHEON UK LIMITED

a company incorporated in England & Wales (registered number 3764421) with registered office at Kingfisher Drive, Covingham, Swindon, Wiltshire SN35BZ, United Kingdom

(hereinafter referred to as the “Contract Acceptor”)

and

Patheon Italia S.p.A

with operation facility at

2ªTrav. SX via Morolense 5, Ferentino (FR) – Italy

(hereinafter referred to as the “Patheon” or “Sub-contract Acceptor” )

Revision #: 00

Effective Date: Date of last approval signature

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

TABLE OF CONTENTS

GLOSSARY/DEFINITIONS

SECTION 1	PREMISES AND AGREEMENT		5

SECTION 2	RESPONSIBILITIES TABLE		6

SECTION 3	GENERAL		7

SECTION 4	DESCRIPTION OF RESPONSIBILITIES		9

SECTION 5	APPENDICES		26

	APPENDIX A:	PRODUCT(S)

	APPENDIX B:	QUALITY CONTACTS

	APPENDIX C:	PATHEON APPROVED VENDOR LIST

	APPENDIX D:	SYNAGEVA APPROVED VENDOR LIST

	APPENDIX E:	PATHEON APPROVED CONTRACT LABORATORIES LIST

	APPENDIX F:	BDS MATERIALS EU REQUIREMENTS

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

GLOSSARY/DEFINITIONS

Batch Record shall mean the documentation needed to trace the complete cycle of manufacture of the Product from the receipt of all materials through all processing and subsequent packaging to dispatch for sale or supply to the Synageva. Batch record includes, but is not limited to, the following main record types: batch production record, batch packaging record and batch quality control record. Quality control record includes quality control, quality assurance and environmental data specific to the batch.

Bulk Drug Substance (BDS) shall have the meaning for the defined term “Active Materials” in the MSA.

Business Day(s) shall have the meaning for the defined term “Business Day” in the MSA.

Change shall mean any change that might affect validated status, quality, regulatory compliance or the Synageva’s Product Quality Standard compliance.

Consumables shall mean any material used during Production, coming to direct contact with the Product, disposable, by default.

Deviation shall mean any departure from SOPs, methods, specifications, protocols, batch records, instructions, processes, process specifications or normal conditions (e.g. borderline conformances) or other official documentation.

Facility shall mean either the Patheon manufacturing facility located in Ferentino, 2° Trav. SX Via Morolense, 5, or any other facility approved by the Synageva for use by Contract Acceptor in the Manufacture and Supply of Product.

GMP or cGMP shall have the meaning for the defined term “cGMPs” in the MSA.

Manufacture, Manufacturing or Production shall mean any and all operations to process, formulate, sterilize, compound, aseptic fill, lyophilize, label, test, handle, primary or bulk packaging, and warehousing of the Product at the Facility (including quality control, quality assurance and related services), all in accordance with the agreed Manufacturing instructions, cGMPs, Specifications and Standard Operating Procedures (SOPs) as well as this Quality Agreement and the MSA.

Packaging materials shall mean all materials employed in the packaging of a Product, excluding any outer packaging used for transportation or shipment. Packaging materials are referred to as primary or secondary packaging materials according to whether or not they are intended to be in direct contact with the medicinal product and as bulk packaging materials.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Periodic Product Review shall mean a regular comprehensive analysis of each Product’s Manufacturing process, which includes a review of market performance (including customer complaints), the impact of process changes, quality events (process Deviations and audit findings) and adherence to Specifications and standards. This review is conducted with annual frequency and is in line with EU (Eudralex Vol IV Part 1 Chapter I) and US (US 21CFR Part 211.180) regulations.

Product shall mean filled, finished form of the product as designated in Appendix A hereto Manufactured by Patheon.

Product Quality Standard shall mean all mandatory aspects of the composition, Manufacturing process, control methods and Specifications and Packaging, which are essential to ensure safety, quality and efficacy of the Product.

Qualified Person or “QP” shall mean the person(s) responsible for batch release, as defined in Article 48 of Directive 2003/94/EC.

Quality Agreement shall mean this Agreement, the Appendices, and any mutually agreed amendment.

Raw materials shall mean all materials used in the Manufacture of Product in accordance with the Specifications, except packaging materials, but including Consumables which are not present in the finished product (e.g. water, vial headspace gas) and BDS.

Reference Samples shall mean samples of BDS, Raw materials, Packaging materials, and the Product that are kept for possible re-examination.

Reprocessing shall mean the introduction of material back into the process and repeating a step, [**] using the same equipment and techniques of the established Manufacturing process.

Rework shall mean the introduction of material to one or more processing steps that are different from the established Manufacturing process.

Specifications shall have the meaning for the defined term “Specification” in the MSA.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 1: PREMISES AND AGREEMENT

PREMISES. WHEREAS, Synageva and Patheon UK are parties to that certain manufacturing services agreement executed on 3rd February (“MSA”) whereby Synageva has engaged Patheon UK to provide certain Manufacturing services on behalf of and for the benefit of Synageva, in respect of certain pharmaceutical products (as described in Appendix A hereto) in certain countries/region. Under the MSA, Patheon UK is obligated to meet certain requirements in the Manufacture of the Product, including but not limited to operating within the Specifications and according to cGMPs.

WHEREAS, pursuant to the MSA, Synageva agreed that Patheon UK could provide such services by way of a sub-contract of such services to Patheon Italia at the site located in 2° Trav. SX. Via Morolense 5, 30103 Ferentino (FR) (“Facility”);

WHEREAS, Synageva is required to give certain information to Patheon in order for Patheon to perform the Manufacturing, including the Specifications.

WHEREAS, the parties desire to allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality and purity of the Products.

In the event of any conflict between the terms of this Quality Agreement and the MSA, the MSA shall take precedence except with respect to any specific quality issue, in which case the Quality Agreement shall take precedence.

AGREEMENT. NOW THEREFORE in consideration of the Premises and rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt and sufficiency of which are

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

acknowledged by each party), and intending to be legally bound, the parties agree as follows:

SECTION 2: RESPONSIBILITIES TABLE

Patheon will be responsible for all the operations that are marked with “X” in the column titled “Patheon” and Synageva will be responsible for all the operations that are marked with “X” in the column titled “Synageva”. If marked with “(X)”, cooperation is required from the designated party.

Section No.	Subject / Terms	Synageva	Patheon
4.1 Quality Management
4.1.1	GMP, Health and Safety Compliance	[**]	[**]
4.1.2	Synageva Audit Rights	[**]	[**]
4.1.3	Subcontracting	[**]	[**]
4.1.4	Self-Inspection	[**]	[**]
4.2 Regulatory Requirements
4.2.1	Permits (Site licences & GMP Certificates (EU), Site Master File PIC)	[**]	[**]
4.2.2	Product Licences and Registration files life-cycle management	[**]	[**]
4.2.3	Product permits: supply of all necessary approved registration information (CTD quality sections) and relevant updates (EU/US)	[**]	[**]
4.2.4	Regulatory Compliance	[**]	[**]
4.2.5	Components compliance documentation ([**], GMP declaration)	[**]	[**]
4.2.6	Government Agency Inspections, Communications and Requisitions	[**]	[**]
4.3 Material Control
4.3.1	Test Methods and Specifications	[**]	[**]
4.3.2	Material Destruction	[**]	[**]
4.3.3	Vendor Quality Management	[**]	[**]
4.3.4	Synageva Supplied Materials	[**]	[**]
4.3.5	Incoming Material Release	[**]	[**]
4.4 Building, Facilities, Utilities and Equipment
4.4.1	General	[**]	[**]
4.4.2	Equipment, Calibration and Preventative Maintenance	[**]	[**]
4.4.3	Environmental Monitoring Program	[**]	[**]
4.5 Production Controls
4.5.1	Test Methods and Specifications	[**]	[**]
4.5.2	Master Batch Record	[**]	[**]
4.5.3	Reprocessing and Rework	[**]	[**]
4.5.4	Personnel and Training	[**]	[**]
4.5.5	Container closure integrity test	[**]	[**]
4.6 Exception Reports (Deviations / Investigations)
4.6.1	Manufacturing Instruction Deviations	[**]	[**]
4.7.2	Packaging Instructions Deviations	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.6.2	Notification of Deviations	[**]	[**]
4.7 Release of Product
4.7.1	Batch Certification for Shipment (QP confirmation)	[**]	[**]
4.7.2	Product Release to the market	[**]	[**]
4.7.3	Certificate of Compliance and Certificate of Analysis	[**]	[**]
4.8 Validation
4.8.1	Master Validation Plan	[**]	[**]
4.8.2	Cleaning Validation Program	[**]	[**]
4.8.3	Analytical Method and Procedure Validation	[**]	[**]
4.8.4	Manufacturing Process Validation	[**]	[**]
4.8.5	Shipment Validation	[**]	[**]
4.8.6	Media Fill	[**]	[**]
4.9 Change Control
4.9.1	General	[**]	[**]
4.10 Documentation
4.10.1	Record Retention	[**]	[**]
4.10.2	Batch Document Requisition	[**]	[**]
4.11 Laboratory Controls
4.11.1	Specifications and Test Methods	[**]	[**]
4.11.2	Out of Specifications (OOS) / Out of Trend (OOT)	[**]	[**]
4.11.3	Confirmed OOS notification to authorities	[**]	[**]
4.12 Stability
4.12.1	Sample Storage	[**]	[**]
4.12.2	Stability Protocol, and Studies	[**]	[**]
4.12.3	Stability Failures	[**]	[**]
4.13 Annual Product Review / Product Quality Review
4.13.1	General	[**]	[**]
4.14 Storage and Distribution
4.14.1	General	[**]	[**]
4.14.2	Product Storage and Shipment (Ex Works)	[**]	[**]
4.14.3	Product Quarantine	[**]	[**]
4.15 Product Complaints
4.15.1	Complaint Investigation	[**]	[**]
4.16 Product Recall / Biological Product Deviations (US)
4.16.1/2	Product Recall Notification/Investigation	[**]	[**]
4.16.3	Government Agency Notification	[**]	[**]
4.16.4	Suspected Falsified Medicine/suspected re-packaging failure within parallel importation	[**]	[**]
4.17 Reference and Retention Samples
4.17.1	Excipient and Active Ingredient Reference Sample	[**]	[**]
4.17.2	Finished Product Retention Sample	[**]	[**]

SECTION 3: GENERAL

3.1	Any communications about the subject matter of this Quality Agreement will be directed, in the first instance, to the person(s) identified in Appendix B.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

3.2	Capitalized terms not otherwise defined herein will have the meaning specified in the MSA.

3.3	If any provision of this Quality Agreement should be or found invalid, or unenforceable by law, the rest of the Quality Agreement will remain valid and binding and the parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

3.4	Any amendment of this Quality Agreement will be made in writing and signed by both parties.

3.5	This Quality Agreement will start on the Effective Date that is set forth on the cover page of this Quality Agreement and will remain valid until the later of (i) expiration or earlier termination of the MSA and (ii) all Quality obligations under the MSA have been fulfilled.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 4: DESCRIPTION OF RESPONSIBILITIES

4.1	QUALITY MANAGEMENT

4.1.1	GMP, Health and Safety Compliance

Patheon will conduct operations in compliance with applicable environmental, occupational health and safety laws, and cGMP regulations.

4.1.2	Synageva Audit Rights

Patheon will permit audits on reasonable prior written notice, of all relevant premises, procedures and documentation by Synageva; to the extent such audits are related to Synageva’s Product. Synageva audits [**] Patheon will provide access to the manufacturing facility, on reasonable prior written notice, to Synageva personnel as well as third party contractors or other agents approved from time to time by Patheon (such approval not to be unreasonably withheld) during the Manufacturing of Synageva Product(s) or, if longer, the Term, as defined in the MSA.

Synageva shall provide Patheon with the audit report within [**] of the audit date. Patheon shall respond to Synageva audit report within [**] of Synageva audit report receipt. If a response is not provided to Synageva [**] then a request for an extension, including justification for the extension and a new target date for completion, is to be provided in writing to Synageva.

Patheon will allow Synageva to observe operations related to the Product, to be considered separate from the annual audit. Synageva will make every effort to coordinate such efforts to minimize impact to the Facility resources.

4.1.3	Subcontracting

Patheon will not subcontract tasks to a third party without Synageva’s written consent. Patheon may subcontract Raw material testing to other Patheon facilities and to other qualified third party laboratories (as defined in Appendix E).

4.1.4	Self-Inspection

Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture the Product, including manufacture, package, test, and store Synageva’s starting, intermediate, and/or finished products in accordance with Patheon’s written standard operating procedures (“SOP’s”) to ensure compliance with cGMP, the Specifications, the MSA and this Quality Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.2	REGULATORY REQUIREMENTS

4.2.1	Permits (Site licences & GMP certificates (EU), Site Master File PIC) Patheon will obtain and maintain the appropriate Manufacturing License(s), GMP certificates and Sites Master File PIC to allow for the Manufacturing services. Patheon shall provide the Manufacturing License(s), GMP Certificate(s), and the Site Master File to Synageva for submission of any regulatory dossier.

4.2.2	Product Licences and Registration files life-cycle management

Synageva will determine whether changes to the Product or related to the Product will impact a regulatory filing and will apply for and receive approval for any required Manufacturing amendment, change or addition to their Product marketing authorization.

Upon request, Patheon may provide regulatory support in the preparation and overall regulatory consistency review of pertinent sections of new or supplemental regulatory applications. Such services shall be subjected to a specific regulatory services agreement.

Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the relevant portions of the documents incorporating this data, in accordance with the terms and conditions of section 7.8 of the MSA.

As between the two parties, Synageva is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of marketing approval.

In particular, in the event of a substantial change to cGMPs or regional governances directly impacting Product Quality compliance, it shall be mutually agreed prior to its implementation.

4.2.3	Product Permits: supply of all necessary approved registration information (CTD quality sections) and relevant updates (EU/US)

As between the two parties, Synageva will be solely responsible for obtaining or maintaining any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

It is the responsibility of Synageva to provide Patheon EU sites with the accurate Product registration information as per European legislations (cGMPs guide part I - chapters 1,4,6,7 and annex 16 / directives 2001/83/EC – title IV, articles 46,48,51 and 2003/94/EC article 5).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.2.4	Regulatory Compliance

Patheon will ensure that Product(s) are Manufactured and tested in strict compliance with current US Federal and EC regulatory and statutory requirements relating to Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and EU Directives 2003/94/EC – 2004/27/EC – 2011/62/EC for the manufacture of finished medicinal product) as applicable, regulatory approvals and local laws and regulations applicable at the site(s) of Manufacture and/or testing.

Patheon shall notify Synageva of any quality related inspections of the Manufacturing process of the Products or the Facility by Regulatory Authorities or other governmental agency within one (1) Business Day of being notified thereof. As soon as practicable and after the inspection by the relevant Regulatory Authorities, Patheon shall provide the results and appropriate reports received from the Regulatory Authorities to Synageva. Synageva shall be allowed to attend and participate in inspections in accordance with Section 7.6 of the MSA.

4.2.5	Components compliance documentation [**]

Patheon will ensure that the procured materials are in compliance with [**], Residues of Metal Catalyst or Metal Reagents, risk of Melamine contamination guidelines, as per internal procedure.

Synageva will assure the compliance to the above mentioned guidelines for Synageva-supplied materials, as per paragraph 4.3.4.

4.2.6	Government Agency Inspections, Communication and Requisitions

Subject to the terms and conditions set forth in the MSA, Patheon will permit all relevant inspections by regulatory authorities of premises, procedures, and documentation.

Patheon will notify Synageva within [**] of receipt of any notice of inspection from a regulatory authority. Patheon will permit Synageva to be present at Patheon’s facility during the inspections involving the Product and to participate in such inspections in accordance with Section 7.6 of the MSA.

Patheon will notify Synageva [**] of any regulatory authority request for Product samples, batch documentation, or other information related to the Product. Patheon will not make any commitments affecting the Product to any regulatory authority without first obtaining Synageva’s written agreement. In such cases, Synageva will provide Patheon with some feedback on the requested information within [**] from the date of request.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Patheon will notify Synageva [**] of receipt of any Form 483’s, warning letter, or the like from any regulatory agency that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected.

The responses from Patheon related to the Product are subject to review and approval by Synageva prior to submission to the regulatory agency. Notwithstanding, Patheon reserves the right to respond to the regulatory agency without approval, if, in the reasonable opinion of Patheon’s Legal counsel, the communication is necessary to comply with the terms of this Quality Agreement, the MSA or the requirements of any law, governmental order or regulation, subject to the prior notice obligations in Section 7.2 of the MSA.

4.3	MATERIAL CONTROL

4.3.1	Test Methods and Specifications

Synageva will give Patheon a copy of the Specifications and test methods used if Synageva issues Raw material Specifications as well as any relevant updates. Per each Raw material delivered to Patheon a MSDS document will be provided by Synageva to detail the manipulation procedures.

4.3.2	Material Destruction

Patheon has the right to either return to Synageva or dispose of any outdated or appropriately-rejected Synageva-supplied material. If the material is disposed of, disposal will be consistent with the nature of the material and sent to a permitted waste disposal facility. Prior to such disposal:

(i.)	Patheon will send notice to Synageva about Patheon’s intent to dispose of the material. If no direction is received from Synageva, Patheon will dispose of the material no sooner than [**] after the date of the notice.

(ii.)	The materials will be disposed and destroyed in compliance with local environmental regulations and performed in a secure and legal manner that prevents unauthorized use or diversion.

Patheon will maintain destruction records in accordance with Patheon SOP’s. A copy of the certificate of destruction will be sent to Synageva.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.3.3	Vendor Quality Management

4.3.3.1	Excipient and BDS Vendors:

(i.)	If Synageva is responsible for the supplying an excipient or BDS, Synageva will audit and approve the manufacturers and ensure cGMP compliance. Synageva stipulated vendor(s) will be included on Synageva’s approved vendor list (attached hereto as Appendix D).Synageva will provide to Patheon all documentation related to BDS identified in Appendix F.

(ii.)	If Patheon is responsible for procuring the excipient, Patheon will audit and approve the manufacturers and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on Patheon’s approved vendor list (attached hereto as Appendix C).

4.3.3.2	Packaging Component Vendors:

(iii.)	If Synageva is responsible for the supplying a packaging component vendor, Synageva will audit and approve the manufacturer and ensure cGMP compliance. Synageva stipulated vendor(s) will be included on the approved vendor list (attached hereto as Appendix D).

(iv.)	If Patheon is responsible for procuring the packaging component vendor, Patheon will audit and approve the manufacturer and ensure cGMP compliance in accordance with Patheon’s SOP. The Patheon stipulated vendor(s) will be included on the approved supplier list (Appendix C).

4.3.4	Synageva Supplied Materials

Synageva is responsible for vendor qualification of Synageva furnished materials and for providing a certificate of compliance confirming the following:

a.	[**]

b.	[**]

c.	Information on genotoxic Impurities, Residues of Metal Catalyst information. (iv) a GMP compliance declaration to the EU directive 2004/27/EC (when sourced from an EU country) or to ICH Q7 (when sourced from a non EU country) and (vi) certificate of compliance confirming that such Materials are compliant with the provisions outlined in the US FDA Guideline “Pharmaceutical Components at risk for Melamine contamination”

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

d.	Synageva is responsible for providing Patheon with documents on supplied BDS, as defined in Appendix F.

[**]

Once complete and before the batch Manufacture is released the final CoA will be delivered to Patheon by Synageva.

4.3.5	Incoming Material Release

Prior to its use in the Manufacture of any Product all material(s) will be inspected, tested and released by Patheon against the Specification approved by Synageva.

4.4	BUILDING, FACILITIES, UTILITIES AND EQUIPMENT

4.4.1	General

All buildings and facilities used in the Manufacture of the Product, including but not limited to manufacturing, packaging, testing and storage of any materials and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair. Maintenance and cleaning records will be kept in accordance with Patheon’s SOP’s. Any facility modifications that may impact the Product, qualified state of operations, or Production schedule must be communicated and agreed upon by Synageva in writing.

4.4.2	Equipment, Calibration and Preventative Maintenance

All equipment used in the Manufacture of the Product, including but not limited to manufacturing, packaging, testing and storage of any materials and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance. Calibration and maintenance records will be kept according to Patheon SOP’s for all equipment. Patheon will calibrate instrumentation and qualify and/or validate computer systems used in the Manufacture and testing of the Product in accordance with Patheon’s SOP’s. Patheon shall have appropriate procedures in place to ensure appropriate handling, segregation, and storage of Product dedicated equipment and spare parts.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.4.3	Environmental Monitoring Program

Patheon will perform and maintain an environmental monitoring program. The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit. Any out of limit results will be managed appropriately in accordance with Patheon SOP’s. If any of the out of limit results have an impact on the Product then Synageva will be notified within one (1) Business Day.

4.5	PRODUCTION CONTROLS

4.5.1	Test Methods and Specifications

Synageva will provide to Patheon the finished Product Specifications and will develop and supply validated analytical test methods or results to Patheon for the finished Product at release (and shelf-life if requested). Patheon is responsible to verify the performance of test methods in the actual condition of use for any assays run within Patheon’s control.

4.5.2	Master Batch Record

Synageva will provide the Specifications to Patheon and Patheon will Manufacture Product in accordance with the Specifications.

Patheon is responsible for preparing the master batch records for the Product, however, Synageva is responsible to review and approve such master batch records prior to the Manufacture of the Product.

Patheon will not make changes to master batch records except through the established Patheon change control system, and all master document revisions are subject to approval by Synageva’s quality unit. Any changes made to issued batch records (prior to master revisions) must be reviewed and approved by Synageva’s quality unit prior to implementation unless otherwise agreed to in writing.

4.5.3	Reprocessing and Rework

[**]

4.5.4	Personnel and Training

Patheon will provide appropriate training for all employees. Each person engaged in the Manufacture of the Product, including any manufacture, packaging, testing, storage, and shipping of the Product will have the education, training, and experience necessary, consistent with current GMP and safety training requirements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.5.5	Container Closure Integrity Test

Patheon will perform Container Closure Integrity Test during Manufacturing of the Product as defined per EU GMP Annex 1.

4.5.6	Date of Manufacture and Retest Dating/Expiration

Patheon will assign the date of Manufacture as the date of the start of sterile filtration. The drug product expiration date is assigned by Synageva based on stability data.

4.6	EXCEPTION REPORTS (DEVIATIONS / INVESTIGATIONS)

4.6.1	Manufacturing Instruction Deviations

Patheon will document, investigate and resolve deviations from approved Manufacturing instructions or Specifications in accordance with Patheon’s SOP’s. Patheon will report and obtain approval from Synageva’s quality unit for deviation report (“DR”) type deviations where there is a potential to affect Product quality (major and critical deviations). Such Synageva approval will not be unreasonably withheld. Patheon will provide copies of all DR’s to Synageva as part of the executed batch record.

4.6.2	Notification of Deviations

Patheon will notify Synageva’s quality unit [**] if any significant deviation occurs during Manufacture of the Product, where such deviation affects the quality, efficacy or availability of the Product.

If the deviation affects, or could affect, batches already released and distributed, Patheon will notify Synageva [**] after detecting the deviation.

Synageva will provide with a feedback to Patheon on the investigation report within [**].

4.7	RELEASE OF PRODUCT

4.7.1	Batch Certification for Shipment (QP Confirmation)

Batch review and certification for shipment to Synageva will be the responsibility of Patheon’s Quality Assurance department (who will act in accordance with Patheon’s SOP’s after reception of Synageva QP certificate of batch release.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Patheon will provide Synageva with copies of executed QA reviewed batch records and associated documentation [**]. Upon review of the batch record by Synageva, if Synageva notices errors, missing information, documentation errors, or deviations, Synageva will notify Patheon within [**]. Patheon will respond in writing within [**] from Synageva’s notification date to resolve all issues/conflicts.

4.7.2	Product Release to the market

Synageva will have sole responsibility for release of the Product to the market.

When Patheon EU Qualified Person (“QP”) services are employed, Patheon QP may release the Product to the market according to internal SOP and on behalf of Synageva

4.7.3	Certificate of Compliance and Certificate of Analysis

For each batch certified by Patheon prior to release for shipment to Synageva, Patheon will deliver to Synageva a Certificate of Analysis, CoA (signed by QC Manager) which contains a statement of compliance of batch to Specifications and Certificate of Compliance, CoC (signed by Qualified Person) which will include a statement that the batch has been Manufactured in accordance with cGMPs and complies to the Specifications.

4.8	VALIDATION

4.8.1	Master Validation Plan

Patheon will establish applicable master validation plans and maintain a validation program for the Product. Synageva will review and approve the master validation plan, performance qualification and process validation protocols and reports for the Product.

4.8.2	Cleaning Validation Program

Synageva will provide to Patheon toxicological information to be used in the development of a cleaning program. Patheon will maintain an appropriate cleaning and cleaning validation program. Synageva will be notified of any changes in the cleaning validation program that might affect the Product.

4.8.3	Analytical Method Validation

Synageva must ensure that its analytical methods are validated. If the methods are not validated by Synageva, then Patheon may assist in validation development with the costs being borne by Synageva subject to Synageva’s prior written approval.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.8.4	Manufacturing Process Validation

Patheon will establish together with Synageva a process validation strategy for the Product. Synageva will review and approve the process validation protocol and process validation report for the Product.

4.8.5	Shipment Validation

Synageva shall establish a qualified shipping method, including controls for temperature and humidity, if necessary. Placement locations for temperature monitors will be provided by Synageva to Patheon.

4.8.6	Media Fill

Media Fills will be performed periodically and they are Patheon’s responsibility. Synageva will be notified within [**] of failure of a media fill associated with or which may affect Synageva’s Product. Upon request by Synageva, results of media fills, applicable to the Product, will be made available within a reasonable timeframe.

4.9	CHANGE CONTROL

For clarity, nothing in this Section 4.9 will limit or modify Patheon UK/Patheon’s obligations pursuant to Section 4.4(a) of the MSA.

4.9.1	General

Patheon will notify and obtain approval from Synageva before implementing any proposed changes to (i) the process, materials, testing, equipment or premises, where such changes may directly affect the Manufacturing or the Product or (ii) the Specifications. This Synageva approval will not to be unreasonably withheld. Client approval is expected to be completed in [**] from the receiving of the Patheon notification.

Patheon shall refrain from any activity which could intentionally adversely affect the quality of the Products. Patheon shall inform Synageva prior to the implementation of any product categories according to cGMP and categories listed below which are introduced to the same compounding or clean rooms where the Product is Manufactured:

[**]

Such product introduction would be assessed using change control and requires Synageva approval prior to implementation.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Synageva will be responsible for determining whether or not to initiate registration variation (EU)/post-approval change (US) procedures and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by Synageva for the Products.

Patheon will evaluate any change proposal initiated by Synageva with opening an internal change and delivering it to Synageva.

Following validation of a process change, Patheon will deliver a copy of the related validation report to Synageva and the associated stability data, if applicable, as it becomes available.

In the event of a substantial change to cGMPs or regional governances directly impacting Product Quality compliance, it shall be shared between both parties prior to its implementation

4.10	DOCUMENTATION

4.10.1	Record Retention

Patheon will maintain all batch records for a minimum of [**] and supply all these records to Synageva upon request.

Patheon will maintain records and evidence on the testing of Raw materials and packaging/labeling materials for [**] after the materials were last used in the Manufacture or packaging/labeling of the Product.

At the end of the above noted retention period, Synageva will be contacted concerning the future storage or destruction of the documents.

4.10.2	Batch Document Requisition

At the request of Synageva, Patheon will provide a copy of any of the executed batch documents relating to Products to Synageva [**] of such request.

Patheon will share with Synageva a defined Batch numbering rule which will be adopted to identify each Product batch.

4.11	LABORATORY CONTROLS

4.11.1	Specifications and Test Methods

Patheon will test and approve starting material, intermediate, and the finished Product in accordance with the approved Specifications, analytical methods, and Patheon’s SOP’s.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Upon receipt, the materials are generally fully tested. Nevertheless, these may be reduced only after approval from Synageva.

Synageva will provide to Patheon the BDS Specifications including a certificate of analysis.

Synageva will provide to Patheon test methods for BDS [**]. Synageva is responsible for validating non-compendial testing methods. If these methods are not validated by Synageva, then Patheon may assist in validation development with the costs being borne by Synageva, subject to Synageva’s prior written approval.

4.11.2	Out of Specifications (OOS) / Out of Trend (OOT)

Patheon will notify Synageva’s quality unit of out-of-Specification (“OOS”) or out-of-trend (“OOT”), if applicable (data trending has been examined and significant out of trend conditions have been agreed for selected parameters between the two parties), results within [**]. Patheon will notify Synageva if an OOS result requires retesting. Written approval must be obtained by Synageva’s quality unit prior to any retests. Being confirmed OOS treated as Deviations, Patheon will generate a DR type deviation as per Patheon SOP’s and obtain approval of the DR from Synageva’s responsible person within their quality unit. This Synageva approval will not be unreasonably withheld.

Patheon will notify Synageva’s quality unit of confirmed OOS results within [**] since result confirmation.

4.11.3	Confirmed OOS notifications to authorities

For confirmed OOSs on batches Manufactured by Patheon identified after a batch has been distributed Synageva will notify to authorities about the confirmed out-of-specification (“OOS”) and communicate to Patheon any communication to Regulatory authorities within [**].

4.12	STABILITY

4.12.1	Sample Storage

[**]

4.12.2	Stability Protocol and Studies

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.12.3	Stability Failures

[**]

4.13	ANNUAL PRODUCT REVIEW / PRODUCT QUALITY REVIEW

4.13.1	General

Patheon will complete the annual / product quality review (PQR) in accordance with regulatory requirements of the Product marketed authorization. Patheon will provide copies of all information and correspondence necessary to support the annual product reviews when requested by Synageva. Copy of the final document will be send to Synageva It will be finalised by Patheon and provided to Synageva, for revision and approval, within 90 calendar day of the reporting period. This review shall include, as a minimum, the number and disposition of Batches Manufactured, changes to the Product and processes, customer complaints, recalls and returns, and a summary of relevant Manufacturing Deviations and rejects. The report will be conducted in accordance with relevant cGMP reference US 21CFR Part 211.180 and Eudralex Vol 4 Chapter 1 and according to Patheon’s SOP and shall be sent to Synageva. The report will also include a summary of visual examination of QC retain samples of Product batches as requested by US 21CFR Part 211.170.This document will support the “Customer Annual Product Review/ Product Quality Review”.

4.14	STORAGE AND DISTRIBUTION

4.14.1	General

Patheon will ship Product Ex-Works in accordance with the provided specifications and agreed qualified transportation requirements provided by Synageva to Patheon.

Synageva is responsible for the transport according to local governances (such as EU cGDP and directive 2011/62/EC).

4.14.2	Product Storage and Shipment (Ex Works)

Patheon will communicate any proposed changes in storage or shipping to Synageva for review and approval. Synageva approval will not be unreasonably withheld.

Patheon will notify Synageva of any temperature excursions that affect the Product during the storage at Patheon within [**] of the event

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.14.3	Product Quarantine

Patheon will have a system in place for assuring that unreleased Product is not shipped unless authorized by Synageva’s quality unit. Shipment of batches under quarantine will be an exceptional practice which will require proper allowance from Quality board of both sides.

4.15	PRODUCT COMPLAINTS

4.15.1	Complaint Investigation

Synageva will investigate and resolve all medical and non-medical Product complaints, Patheon will acknowledge receipt of the complaint and will investigate all Product quality complaints related to the Manufacturing Services provided. If a complaint sample(s) is available and if the type of complaint is potentially related to Patheon’s manufacture, the complaint sample will be forwarded to Patheon by Synageva in a timely manner to facilitate a complete and comprehensive investigation

4.16	PRODUCT RECALL/BIOLOGICAL PRODUCT DEVIATIONS (US)

For clarity, nothing in this Section 4.16 will limit or modify Patheon UK/Patheon’s obligations pursuant to Articles 6 or 7 of the MSA.

4.16.1/2	Product Recall Notification/Investigation

Synageva will notify Patheon about any Product recall or other regulatory type Product notification if determined to be related to the quality of the Product or the Manufacturing process (e.g., US biological product deviation) as soon as possible. Synageva will be responsible for the decision to initiate a Recall or to take some other corrective action. If Patheon discovers, after release and distribution of a batch(es), any finding which impacts, or could impact, on the quality and safety attributes of the batch(es), Patheon will notify Synageva within [**]. Patheon will provide its best effort for the recall of the affected batch(es).

Patheon shall proceed with a comprehensive investigation in a timely manner and feedback to Synageva to enable regulatory actions.

4.16.3	Government Agency Notification

Synageva will perform the Product recall and will inform the appropriate regulatory authorities. Where legislated, Patheon reserves the right to notify regulatory authorities of Product quality issues. Patheon will inform Synageva, in writing, prior to any notification to the regulatory authorities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

4.16.4	Suspected Falsified Medicine/suspected re-packaging failure within parallel importation

Synageva shall notify immediately Patheon of any suspected falsified Product to enable the investigation in a timely fashion. In the event of the confirmed falsified Product, all appropriate measure to physically and securely segregate it from the legitimate Products supply chain shall be taken and Synageva shall inform the competent authorities.

In the same way, if brought to the attention of Synageva, Synageva shall notify immediately Patheon of any suspected repacking failure which has occurred within a parallel importation procedure.

4.17	REFERENCE AND RETENTION SAMPLES

4.17.1	Excipient and Active Ingredient Reference Sample

Patheon will keep a reference sample of each material supplied to Patheon and used to Manufacture the Product (including but not limited to active pharmaceutical ingredients, excipients and packaging materials with the exception of water and compressed gases). The reference sample size will be in agreement with relevant cGMPs, i.e. 21 CFR211.170 and Eudralex Vol.4 Annex 19 or local regulations. The reference sample will consist of at least two (2) times the necessary quantity for all Quality Control tests required to determine whether the materials meet required Specifications. For Raw Materials including BDS to be used for batches to be marketed in Italy, according to the Italian regulation, additional quantity shall be sampled as retain and size of sampling should be agreed with Synageva.

The reference samples will be stored by Patheon under controlled conditions in accordance with GMP storage requirements for [**]. The reference samples will be made available by Patheon to Synageva, if requested.

4.17.3	Finished Product Retention Sample

Retention samples of finished Product will be retained by Patheon for [**]. Patheon will also be responsible for maintaining the retention samples necessary for Synageva testing. Where applicable, the legal sample(s) of finished Product must be retained by Synageva.

Patheon will perform regular annual assessments of all retention samples of commercial batches according to 21CFR 211.170 for any signs of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

deterioration. Synageva will be notified within [**] if evidence of deterioration is noted. Patheon will investigate all evidence of deterioration. Results of this inspection will be included in Annual Product Review / Product Quality Review.

5.0 Revision History

REVISION	DATE	SUMMARY
00	Date of last signature	New

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

*    *    *

IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Quality Agreement as of the Effective Date identified on the first page:

Synageva BioPharma Corp.

By:	/s/ Caitlin Dazzano	Date:	February 4, 2015
Caitlin Dazzano, Director Quality
Assurance

By:	/s/ Thomas W. Beetham	Date:	February 4, 2015
Thomas W. Beetham, Sr. Vice
President, General Counsel

PATHEON UK LTD.

By:	/s/ Orazio Cultrera	Date:	February 9, 2015
Orazio Cultrera, Vice President
Quality Europe

PATHEON ITALIA S.P.A.

By:	/s/ Tiziana Archilletti	Date	: February 9, 2015
Tiziana Archilletti, QA/QC Director,
Qualified Person

By:	/s/ Alessia D’Ettole	Date:	February 9, 2015
Alessia D’Ettole, QA Manager

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

SECTION 5: APPENDES

•	Appendix A: Product(s) & Markets

•	Appendix B: Key Contacts

•	Appendix C: Patheon Approved Supplier List

•	Appendix D: Synageva Approved Supplier List

•	Appendix E: Patheon Approved Contract Laboratories List

•	Appendix F: BDS Materials EU Requirements

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX A: PRODUCT(S)

Products (s)	Dosage (Strength)	BDS name	Market (s)
Kanuma (Sebelipase alfa)	[**]	Sebelipase alfa	Pending

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX B: KEY CONTACTS

	Patheon	Synageva
Responsibility	Quality Assurance	General

Name	Tiziana Archilletti	Caitlin Pazzano Director, QA [**]
Title	QA/QC Director, Qualified Person
Phone	+39 0775 399 226
Fax	+39 0775 399 271
E-mail	tiziana.archilletti@patheon.com
Address	Patheon Italia S.p.A. 2° Trav. SX Via Morolense, 5 03013 Ferentino (FR)

Name	Alessia D’Ettole
Title	QA Manager
Phone	+39 0775 399 351
Fax	+39 0775 399 271
E-mail	alessia.d’ettole@patheon.com
Address	2° Trav. SX Via Morolense, 5 03013 Ferentino (FR)

Responsibility	Regulatory Affairs	Regulatory Affairs

Name	Silvia Piacentini	Mark Hayes Vice President of Regulatory Affairs [**]
Title	Regulatory Affair Supervisor
Phone	+39 0775 399 379
Fax	+39 0775 399 271
E-mail	silvia.piacentini@patheon.com
Address	2° Trav. SX Via Morolense, 5 03013 Ferentino

Responsibility	Product Complaints	Audits

Name	Giuliano Izzizzari
Title	QA Compliance Head	Caitlin Pazzano Director, QA [**]
Phone	+39 0775 399 282
Fax	+39 0775 399 271
E-mail	giuliano.izzizzari@patheon.com
Address	2° Trav. SX Via Morolense, 5 03013 Ferentino (FR)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Responsibility	Product Release	Product Release

Name	Tiziana Archilletti
Title	QA/QC Director, Qualified Person	Caitlin Pazzano Director, QA [**]
Phone	+39 0775 399 226
Fax	+39 0775 399 271
E-mail	tiziana.archilletti@patheon.com
Address	Patheon Italia S.p.A. 2° Trav. SX Via Morolense, 5 03013 Ferentino (FR)

Responsibility	Business/Account Manager

Name	Simona Corsetti	Tom Lauzon
Title	Associate Technical Business Manager	Vice President, Manufacturing
Phone	+39 0775 399 339	[**]
Fax	+39 0775 399 259
E-mail	simona.corsetti@patheon.com
Address	Patheon Italia S.p.A. 2° Trav. SX Via Morolense, 5 03013 Ferentino (FR)

Responsibility	Quality Control	Quality Control

Name	Alessandro Barbato	Mike Bauer Vice President of Quality [**]
Title	QC Manager
Phone	+39 0775 399225 (m) +39 335 7775971
Fax	+39 0775 399259
E-mail	alessandro.barbato@patheon.com
Address	2° Trav SX Via Morolense 87 03013 Ferentino (FR)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX C: PATHEON APPROVED VENDOR LIST

Patheon Italia Code	Description	Patheon Italia Supplier
241038	Vials	[**]

271735	Stopper	[**]

275223*	Caps [**]	[**]

275726	Caps [**]	[**]

*	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX D: SYNAGEVA APPROVED VENDOR LIST

Patheon Italia Code	Description	Supplier
101568	SBC-102 [**]	[**]

101695	SBC-102 DIOSYNTH	Fujifilm Diosynth Biotechnologies on behalf of Synageva BioPharma Corp.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX E: PATHEON APPROVED CONTRACT LABORATORIES LIST

N.A.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

CMO EU QA TEMPLATE

APPENDIX F: BDS STARTING MATERIALS EU REQUIREMENTS

Synageva is responsible for providing Patheon with the following on any supplied BDS:

Registration information

•	all registered BDS manufacturing sites including addresses & functions;

•	approved registered file (CTD module 3.2.S) and any relevant update;

Regulatory compliance information

•	for BDS sourced from a non listed Third country (waiver for listed ones) or country with an EU Mutual Recognition Agreement (MRA):

•	EU Member State or foreign authority GMP certificate or GMP declaration of the manufacturer.

•	for all: [**] where applicable), [**] information.

Quality compliance information

•	Proof of the BDS manufacturer GMP/GDP compliance via audit certificates ;

•	Well identified and documented BDS supply chain (including BDS manufacturers, brokers, traders, repackers, relabellers, micronisers and importers).

Current EU regulation references

•	Compilation of the Community Procedures on Inspections and Exchanges of Information:

•	Union format for registration of Manufacturer, Importer or Distributor of Active Substance (MAY/2012)

•	Union format for a GMP certificate [including active substances] (JUN/ 2012)

•	Union format for a GDP certificate for active substances to be used as starting materials (MAY/2012)

•	GMP Guide Part I / Chapter 5: Production (draft revision JAN/2013)

•	GMP Guide Part I / Chapter 7: Outsourced activities (revised JAN/2013)

•	GMP Guide Part II: Basic requirements for Active Substances used as Starting Materials

•	GDP for active substances: [SANCO/D/6/SF/mg/ddg1.d.6(2013)179367] draft (FEB/2013)

•	Directive 2011/62/EU (JUL/2011) articles 46, 46 b (2), 47, 111b and derivative texts:

•	Implementing decision on the assessment of a third country’s regulatory framework applicable to active substances of medicinal products for human use [2013/51/EU] (JAN/2013);

•	Template for written confirmation [SANCO SFS/SF/mg/ddg1.d.6(2013)118630] (V2 - JAN/2013) & Q&As

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

[SANCO/D/SF/mg/ddg1.d.6(2013)629544] (V4 – APR/2013) (except for Bulk Drug Substance);

•	Concept paper for delegated act on the principles and guidelines of GMP for active substances [Sanco.ddg1.d.6(2012)73176] (JAN/2012).

•	EMA/CHMP/CVMP/QWP/696270/2010: Draft template for Qualified Person’s declaration concerning GMP compliance of the active substance used as starting material and verification of its supply chain - “The QP declaration template” & Draft Q&As EMA/CHMP/CVMP/QWP/696305/2010 (DEC/2010)

•	EMA/410/01 Rev3: Note for guidance on guidance on minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal product (MAR/2011)

•	Ph. Eur. 5.2.8: Minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal products

•	EU EMA/CHMP/ICH/82260/2006: (ICH topic Q3C R5) Impurities - guideline for residual solvents (MAR/2011) + annexes I & II CPMP/QWP/450/03 (version in force)

•	Ph. Eur. Chapter 5.4: Residual Solvents

•	EMEA/CHMP/ SWP/4446/2000: Guideline on the specification limits for residues of metal catalysts or metal reagents (FEV/2008)

•	Ph Eur Chapter 5.20: Metal catalyst and metal reagents residues (OCT/2012)

•	CPMP/SWP/5199/02: Guideline on the limits of genotoxic impurities (JUN/2006) + Q&As EMA/CHMP/SWP/431994/2007 (version in force)